C21 INVESTMENTS INC.

Management's Discussion and Analysis For the Year Ended January 31, 2022 (Expressed in U.S. Dollars)

GENERAL

C21 Investments Inc. (the "Company", "C21", "we", "us" and "our") was incorporated in the Province of British Columbia under the Company Act (British Columbia) on January 15, 1987 as Empire Creek Mines Inc. On May 11, 1987, the Company changed its name to Curlew Lake Resources Inc. Effective November 24, 2017, the Company changed its name to C21 Investments Inc. On June 15, 2018, the Company's common shares (the "Common Shares") were delisted from the TSX Venture Exchange and on June 18, 2018, the Common Shares commenced trading on the Canadian Securities Exchange ("CSE") under the symbol CXXI. The Company registered its Common Shares in the United States ("U.S.") and on May 6, 2019, its Common Shares were cleared by the Financial Industry Regulatory Authority for trading on the OTC Markets platform under the U.S. trading symbol CXXIF. On August 23, 2019 the Company announced it had been approved for trading on the OTCQB Venture Market, and on September 28, 2020 the Company commenced trading on the OTCQX Best Market.

This Management's Discussion and Analysis ("MD&A") covers the operations of the Company for the year ended January 31, 2022.  The MD&A should be read in conjunction with the Company's audited consolidated financial statements and accompanying notes for the year ended January 31, 2022. All inter-company balances and transactions have been eliminated upon consolidation.  The Company's financial statements are prepared in accordance accounting principles generally accepted in the United States of America ("GAAP"). Financial information presented in this MD&A is presented in United States dollars ("$" or "US$"), unless otherwise indicated.

The Company's audited consolidated financial statements for the years ended January 31, 2022 and 2021, were authorized for issuance on August 15, 2022 by the Board.

This MD&A is prepared and dated August 15, 2022.

Additional information related to the Company is available for viewing on SEDAR at www.sedar.com or the Company website at www.cxxi.ca.

DESCRIPTION OF BUSINESS

The Company is a vertically integrated cannabis company that cultivates, processes, distributes and sells quality cannabis and hemp-derived consumer products in the United States. The Company is focused on value creation through the disciplined acquisition and integration of core retail, manufacturing, and distribution assets in strategic markets; leveraging industry-leading retail revenues together with high-growth potential and multi-market branded consumer packaged goods ("CPG").

The Company focuses on scalable opportunities in key markets that take advantage of its core competencies, including: (i) retail operational excellence and expanding its retail footprint through value-add acquisitions in existing markets, and (ii) branded CPG expansion through both captive retail and wholesale channels. The Company focuses on acquiring businesses that provide immediate contribution to overall profitability, or have a path to profitability within twelve months, where it can leverage existing assets, brands, and domain expertise.

The Company currently holds licenses in Nevada spanning the entire cannabis supply chain and in Oregon.  With the winding down and sale of our Oregon operations, the Company presents the Oregon operations now as 'held for sale' on the Balance Sheet and as 'discontinued operations' in the Income Statement.

The Company is operated by a management team that has significant professional experience, including deep experience both within the cannabis industry and other fast-paced growth industries like technology and venture capital.  Management also includes experts from more traditional industries like forestry, manufacturing, real estate, and capital markets.

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Strategic Focus and Growth

Our flagship operation in Reno, Nevada under the Silver State Relief brand continues its strong financial performance generating healthy cash flow and satisfied customers.  Building around this strong core we have accomplished much in the past 12 months.

- Executed on our capital expansion program in Nevada which included new grow rooms and upgraded lighting in the existing rooms, building out an additional 15,000 sq ft of space (canopy added of 4,800 sq ft).  The new rooms together with yield gains from the lighting has doubled the production of high-quality flower to 8,200 lbs/year.  Total built out space is now 37,000 sq ft. This project, including the lighting retrofit completed in April 2022, cost $3.0 million.

- An additional 30,000 sq ft of cultivation to be built out on expansion of Nevada retail footprint would produce an additional 6,000 lbs/year of high-quality flower.

- Paid down the $30 million secured promissory note (the "Newman Note") owing to the Company's President and Chief Executive Officer to a balance of $8.1 million as at January 31, 2022 ($14.2 million as at January 31, 2021).  The balance of the Newman Note is $4.6 million as at August 2, 2022.

- Continuing to pay down our prior year 280E encumbered corporate income taxes. The balance owing at January 31, 2022, is $3.7 million.  A total of $3.1 million was paid down during the year.

The Company's strategic Initiatives over the next 12 months include extending our Nevada retail footprint where we have a proven track record of success, continuing our disciplined approach to growth and financing, and internally producing product to expand our Nevada retail footprint, which includes the expansion of our Nevada cultivation operations.

The Company has changed from International Financial Reporting Standards to GAAP, which has been applied retrospectively back to February 1, 2020.  Therefore, all the figures and comparative figures in the financial statements and in this MD&A were prepared in GAAP.

With the issuance of the January 31, 2022, financial statements, the Oregon operations are presented as discontinued operations.  This treatment is applied retrospectively back to February 1, 2020.  As such, the revenue and expenses of the Company now include only the Nevada operations.

FYE 2022 Key Developments

  On January 19, 2022, the Company announced the divestment of certain non-core assets in Oregon.  The Company signed a binding agreement to sell its real property in Southern Oregon and associated licenses and equipment for $2.0 million.
  On November 18, 2021, the Company announced results from its first harvest from the expanded cultivation facility in Nevada, including an increase in flower yields.  The increase in flower yields has now reached 46%. The Company will use the expanded grow to increase in-house offerings, as well as take advantage of wholesale opportunities in the market.  Given the higher production yields from its new grow rooms, we have undertaken to retrofit lighting in our original grow rooms beginning in January 2022.
  On November 18, 2021, the Company announced entering into an agreement (the "Earn-Out Share Agreement") in connection with the entitlements of certain Phantom vendors to receive up to a maximum of 4,500,000 Common Shares (the "Phantom Earn-Out Shares"), the delivery of which was dependent on certain triggers, including various price targets as well as any change of control of C21. Pursuant to the Earn-Out Share Agreement, individuals who were entitled to receive 4,500,000 Earn-Out Shares agreed to collectively receive 1,300,000 million Common Shares in exchange for their entitlement to receive the Phantom Earn-Out Shares (the "Settlement Transaction"). The Settlement Transaction closed on January 24, 2022.
  On November 18, 2021, the Company announced the transition to GAAP starting with its fiscal year end January 31, 2022.
  On September 28, 2021, the Company announced that Phase 1 of the Nevada cultivation build out was completed on budget with the first harvest in October 2021.

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NEVADA

The Company acquired Silver State Relief and Silver State Cultivation on January 1, 2019.  The Nevada business operates in Sparks and Fernley, Nevada, and is the flagship operation of C21.

CULTIVATION, PROCESSING AND WHOLESALE

Through Silver State Cultivation in Nevada, the Company operates its recently expanded indoor cultivation and processing out of a 104,000 square foot facility now with 37,000 square feet of cultivation and 1,200 square feet dedicated to volatile extraction.  Silver State has expanded production up to 11,700 pounds of biomass with flower of 8,200 pounds and trim 3,400 pounds annually.  More than half of this expanded production will be sold within the Company's Silver State Relief dispensaries.

The Company's extraction processing supports branded CPG in both captive retail and wholesale channels.  Silver State manufactures Hood Oil cartridges, Phantom Farms pre-rolls, and flower strains, together with the Silver State branded products which include Flower, pre-rolls, and concentrates.  These in-house brands make up over 60% of sales in the dispensaries.  Wholesale sales amounted to $0.6 million in sales during the year ended January 31, 2022 ($0.6 million in prior year).

RETAIL

The Company operates two dispensaries, an 8,000-square foot retail dispensary, located in Sparks, and a 6,000-square foot dispensary located in Fernley, Nevada collectively servicing a total of more than 125,000 recreational and medical cannabis customers per quarter, with over 700 SKUs in each store and averaging just under $60.00 per transaction.  As the novel coronavirus ("COVID-19") restrictions have eased in the past 12 months, the Nevada industry has seen sales slow since a peak in March/April 2021.  Silver State had total retail sales of $32.4 million during the year ended January 31, 2022 as compared to $32.9 million in the prior year.

Consistent quality, market-leading pricing, and superior customer service have translated into sales per square foot of ($2,684/sq. ft. in Q4). Likewise, because of its substantial purchasing leverage, Silver State Relief consistently offers customers among the lowest prices within the state. The Sparks dispensary captured 16% of Washoe County, Nevada sales during Q4-2022, and sales from Silver State Relief represented 3.4% of the entire Nevada market, with more than 1,400 customer transactions per day.

Despite COVID-19 closures and phased re-openings in 2020, the Company's Nevada businesses are operating normally, at 100% occupancy at the present. However, the Company continues to closely monitor the ongoing COVID-19 pandemic and its continuing impact on the global economy and the retail sector, in particular.

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RESULTS OF OPERATIONS

Summary derived from the Company's audited consolidated financial statements:

PROFIT AND LOSS	3 months ended January 31,		12 months ended January 31,
	2022	2021	2022	2021
Revenue	$7,654,566	$8,811,046	$32,982,976	$33,466,063
Inventory expensed to cost of sales	3,687,256	3,720,752	14,172,991	15,418,717
Gross profit	3,967,310	5,090,294	18,809,985	18,047,346
	51.8%	57.8%	57.0%	53.9%
Expenses
General and administration	1,681,043	1,709,814	6,733,113	6,303,700
Sales, marketing, and promotion	23,611	27,737	83,770	138,547
Operating lease cost	147,844	142,849	591,376	549,031
Depreciation and amortization	319,445	318,863	1,280,446	1,321,686
Share based compensation	44,902	97,327	366,469	494,435
Total expenses	2,216,845	2,296,590	9,055,174	8,807,399

Income from operations	1,750,465	2,793,704	9,754,811	9,239,947
Other items
Interest expense	(206,116)	(2,572,905)	(1,077,068)	(3,931,570)
Accretion expense	-	(263,698)	(230,462)	(1,220,896)
Other Income (loss)	(29,268)	(5,315)	108,470	35,275
Change in fair value of derivative liabilities	315,943	(6,047,489)	8,576,290	(5,756,195)

Income (loss) before undernoted	1,831,024	(6,095,703)	17,132,041	(1,633,439)
Net income (loss) from discontinued operations	(1,914,577)	170,228	(2,242,644)	(3,228,056)
Provision for income taxes	(948,152)	(1,388,709)	(3,973,246)	(2,968,133)
Net income (loss)	$(1,031,705)	(7,314,184)	10,916,151	(7,829,628)

Cumulative translation adjustment	87,439	(122,547)	(766,841)	(613,609)
Income (loss) and comprehensive income (loss) for the period	(944,266)	(7,436,731)	10,149,310	(8,443,237)

The Company has adopted GAAP as of Jan 31, 2022.  All the current and comparative figures are in GAAP.

"Revenue" includes retail revenues from our two stores and wholesale revenue from our cultivation operations.  Financial Year ("FY") 2022 revenues decreased versus FY 2021 by 1.4% to $33.0 million.  For the fourth quarter ("Q4") 2022, revenue decreased versus Q4 2021 by 13% to $7.7 million consistent with industry trends since the easing of pandemic restrictions.  This trend is consistent with the Nevada industry figures.

"Cost of Sales" includes the costs directly attributable to cultivating and processing cannabis plus the cost of product purchases from third parties, for sale in our stores.  With the expansion of our cultivation facility our cost of production has started to come down due to economies of scale.  We use an average costing model which captures and averages costs over several quarters.

"Gross profit" rose in FY 2022 versus FY 2021 from 54% to 57%, mainly due to strong demand in the first half of FY 2022.  The Q4 FY 2022 gross profit fell versus Q4 2021 from 58% to 52% due to the current market weakness.

"Income from operations" for FY 2022 increased to $9.8 million, up 6% versus FY 2021 of $9.2 million.  Q4 2022 was $1.8 million versus 2.8 million in Q4 2021.

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Expenses

"General and administration" includes all overhead costs that have not otherwise been allocated to cost of sales.  These include salaries and wages, professional fees including legal and accounting, insurance and some local taxes.  FY 2022 costs increased by $429,412 as compared to FY 2021 due to $229,069 of one-time professional fees in Q3 2022 which were incurred and written off. These expenses have fallen $28,771 in Q4 2022 versus Q4 2021.

"Operating lease cost" is the cost of our leases not included in cost of sales and was $591,376 in FY 2022 versus $549,031 in FY 2021, and $147,844 in Q4 2022 versus $142,849 in Q4 2021.

"Depreciation and amortization" include provisions for fixed assets and intangibles not included in cost of sales.  The total depreciation and amortization in FY2022 was $1.28 million versus $1.32 million in FY 2021.  In Q4 2022, depreciation and amortization was $319,445 versus 318,863 in Q4 2021.

"Share based compensation" is a non-cash item and reflects the issuance of stock options to employees, officers and directors.

Other Items

"Interest expense" in FY 2022 was $1.1 million versus $4.0 million in FY 2021. In Q4 2022, interest expense was $206,116 versus $2.6 million in Q4 2021.

"Change in fair value of derivative liabilities" is a periodic revaluation of the earn out shares outstanding to vendors of businesses purchased by the Company.  These earn out shares are revalued using a Monte Carlo simulation.  The fair value of this liability will increase with an increase in the stock price of the Company and vice-versa.  The change in fair value must be recorded through the Company's profit or loss statement.  As a result, a share price increase period-over-period, will result in a reduction in net income and vice-versa.  In Q4 2022, the Company closed the Settlement Transaction by the issuance of 1.3 million Phantom Earn-Out Shares.  The Swell Earn-Out Share obligation currently remains outstanding.  This also includes smaller amounts related to the derivative value of convertible and promissory notes.

"Net income (loss) from discontinued operations" the Company has classified all figures pertaining to its Oregon operations to 'discontinued operations' as of the issuance of the financial statements for the year ended January 31, 2022.  The revenues and expenses pertaining to the Oregon operations are now all shown here.  This treatment has been applied to all the current and comparative figures above.  The effect of this is to lower our revenues and increase our gross profit, income from operations, and Net income.  Discontinued operations had loss of $2.2 million in FY 2022 versus a loss of $3.2 million in FY 2021. There was a loss of $1.9 million in Q4 2022 versus income of $170,228 in Q4 2021.  The loss in Q4 2022 includes write-downs of inventory being liquidated upon the closing of Oregon operations.

"Provision for income taxes" for FY 2022 of $4.0 million is up compared to the previous year due to increased taxable income, FY 2021 of $3.0 million.

"Other comprehensive income (loss)," specifically the cumulative translation adjustment, comes about in GAAP when translating the balances between the parent company (investments made in C$) and the US subsidiaries (US$). These foreign exchange gains or losses at each reporting date result from the translation of C$ amounts to US$ (which is our reporting currency).

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Nevada Dispensary Statistics

The table below highlights two metrics for dispensary performance, the average dollars spent by customers in our stores ($/transaction) and the average sales per day (Sales $000/day).

	Year ended Jan 31, 2022				Year ended January 31, 2021
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

$/transaction	$57.5	$59.4	$59.9	$61.5	$59.7	$57.2	$63.3	$61.7

Sales $000/day	$82.0	$85.5	$91.4	$98.6	$95.2	$96.5	$92.7	$76.8

The current drop in our sales metrics since March 2021 is consistent with industry trends; the State of Nevada has reported a 20% drop in cannabis sales from March 2021 to January 2022, and other Western USA states have seen similar drops. This reflects more distributed customer discretionary spending while COVID-19 restrictions and stimulus eased, as well as increased local competition.  Currently, delivery and curbside pick-up account for about 21% of transactions and 25% of revenue.

ADJUSTED EBITDA
	Three months ended January 31		Twelve months ended January 31
	2022	2021	2022	2021
Net Income (loss)	$(1,031,705)	$(7,314,184)	$10,916,151	$(7,829,628)

Interest expenses, net	206,116	2,836,603	1,307,530	5,152,466
Provision for income taxes	948,152	1,388,709	3,973,246	2,968,133
Depreciation and amortization	319,445	318,863	1,280,446	1,321,686
Depreciation and interest in cost of sales	203,093	194,655	812,368	732,060
EBITDA	$645,101	$(2,575,354)	$18,289,741	$2,344,717
Change in fair value of derivative liabilities	(315,943)	6,047,489	(8,576,290)	5,756,195
Share based compensation	44,902	97,327	366,469	494,435
Loss from discontinued operations	1,914,577	(170,228)	2,242,644	3,228,056
One-time Special project costs	-	-	229,069	-
Other gain/loss	29,268	5,315	(108,470)	(35,275)
Adjusted EBITDA	$2,317,905	$3,404,549	$12,443,163	$11,788,128

Non-GAAP Financial Measures

"Adjusted EBITDA" is supplemental, non-GAAP financial measures. The Company defines EBITDA as earnings before depreciation and amortization, depreciation and interest in cost of sales, income taxes, and interest. Additionally, the Company's Adjusted EBITDA presented above excludes accretion, loss from discontinued operations, one-time transaction costs and all other non-cash items. The Company has presented "Adjusted EBITDA" because its management believes it is a useful measures for investors when assessing and considering the Company's continuing operations and prospects for the future.  Furthermore, "Adjusted EBITDA" is a commonly used measurement in the financial community when evaluating the market value of similar companies.  "Adjusted EBITDA" is not a measure of performance calculated in accordance with GAAP, and these metrics should not be considered in isolation of, or as a substitute for, the measurement of the Company's performance prepared in accordance with GAAP. "Adjusted EBITDA," as calculated and reconciled in the table above, may not be comparable to similarly titled measurements used by other issuers and is not necessarily a measure of the Company's ability to fund its cash needs.  Figures have been restated to match current presentation.

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SELECTED QUARTERLY INFORMATION

The following table summarizes selected consolidated financial information of the Company for the preceding eight quarters.

SUMMARY OF QUARTERLY RESULTS
	31-Jan-22	31-Oct-21	31-Jul-21	30-Apr-21
Total assets	$61,853,474	$64,315,094	65,317,561	66,261,274
Working capital (deficiency)	$(4,444,076)	$(5,133,865)	(4,632,617)	(4,014,559)
Shareholders' equity (deficiency)	$34,983,192	$35,204,614	32,321,225	28,043,749
Revenue	$7,654,566	$7,938,188	$8,592,872	$8,797,350
Net income (loss)	$(944,266)	$2,815,995	$3,947,598	$4,329,983
Net income (loss) per share	(0.01)	0.02	0.03	0.04
	31-Jan-21	31-Oct-20	31-Jul-20	30-Apr-20
Total assets	$66,819,464	59,614,191	59,517,840	58,005,137
Working capital (deficiency)	$(3,914,024)	(26,298,511)	(30,181,880)	(30,560,884)
Shareholders' equity (deficiency)	$23,256,148	16,384,432	13,776,062	13,890,707
Revenue	$8,811,046	8,994,301	8,547,532	7,113,184
Net income (loss)	$(7,436,731)	1,511,568	(141,696)	(2,376,378)
Net income (loss) per share	(0.08)	0.02	(0.00)	(0.02)

Year ended January 31, 2022

Total assets decreased slightly during the year. Small increase in fixed assets from the $2.6m capital project in cultivation grow rooms in Nevada, increase in inventory resulting from the expansion and a decrease in cash.

Working capital deficiency fell slightly to $4.4 million during the year, operations cash flow was offset by debt and interest payments.  Cash of $2.6 million was spent on the capital project.

Shareholders equity improved from $23.3 million to $35.0 million during the year.  Income added $10.9 million, common stock added $1.6 million.

Revenue and Net income discussed earlier in Results of operations

Year ended January 31, 2021

Total assets increased from $59.3 million to $68.8 million during the year. Increase in net cash of $3.1 million.  Right of Use assets increased from $3.3 million to $9.3 million due to the renegotiation of certain leases including extending the term.

Working capital deficiency fell from $30.9 million to $3.9 million during the year.  We termed out a maturing promissory note 30 months which resulted in an improvement of $9.7 million.  Entering into a debenture backstop agreement with investors which resulted in the conversion to common shares of almost all the maturing convertible debentures (debt reduced by $6.6 million).  The debenture backstop agreement may have helped the share price rise, which caused investors to exercise warrant debentures which resulted in the realization of $5.5 million in cash.

Shareholders equity improved from $13.6 million to $23.3 million during the year.  Net loss of $7.9 million, offset by common stock added $18.1 million mainly from the conversion of debentures to common shares.

Revenue and Net income discussed earlier in Results of operations

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COVID-19 GLOBAL PANDEMIC

On March 11, 2020, the World Health Organization ("WHO") declared the novel coronavirus contagious disease outbreak and related adverse public health developments ("COVID-19") a global pandemic and recommended containment and mitigation measures worldwide. While the continued severity of the pandemic and its impact on the economic environment is uncertain, the Company continues to monitor its status closely. The Company's priority during the COVID-19 pandemic is the protection and safety of its employees and customers and it continues to follow the recommended guidelines of applicable government and health authorities. Despite being deemed as an essential retailer in its core markets, the Company experienced a negative impact on FY 2022 sales in certain markets.

COVID-19 may continue to materially impact the Company, including its ability, and the ability of its suppliers and distributors, to effectively manage the restrictions, limitations and health issues presented by the COVID-19 pandemic, the ability to continue its production, distribution and wholesale sale of its products and the demand for and use of its products by consumers, disruptions to the global and local economies due to related stay-at-home orders, quarantine policies and restrictions on travel, trade and business operations and a reduction in discretionary consumer spending.  The Company continues to closely monitor the ongoing impacts of COVID-19, in particular regarding the global supply chain and the retail sector.

The Company takes all reasonable steps to ensure staff are appropriately informed and trained to promote a culture of health, safety, and continuous improvement, especially during these difficult times for public health and safety due to the COVID-19 pandemic.  Wherever possible, the Company will continue to adopt generally accepted health and safety best practices from non-cannabis-related industries and follows all health and safety guidelines issued by the United States Centers for Disease Control and all orders from relevant provincial, state and local jurisdictions and authorities.

SHARE CAPITAL

The Company is authorized to issue an unlimited number of Common Shares.

As of January 31, 2022, there were:

- 120,047,814 Common Shares issued and outstanding;

- 5,615,000 options outstanding to purchase Common Shares, of which 4,263,333 options had vested;

- 3,240,000 warrants outstanding to purchase Common Shares; and

- no restricted share units ("RSUs") outstanding to purchase Common Shares.

As of August 15, 2022 (the date of this MD&A) the Company had the following securities outstanding:

Type of Security	Number outstanding
Common Shares	120,047,814
Stock Options	5,755,000
Warrants	3,240,000
Acquisition shares	793,093
129,835,907

OVERALL PERFORMANCE

FACTORS AFFECTING PERFORMANCE:

EMPLOYEES

The Company's employees are highly talented individuals who have educational achievements ranging from Ph.D., Masters, and undergraduate degrees in a wide range of disciplines, as well as staff who have been trained on the job to uphold the highest standards as set by the Company. The Company hires and promotes individuals who are best qualified for each position, priding itself on using a process that identifies people who are trainable, cooperative and share the Company's core values.

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The Company takes all reasonable steps to ensure staff are appropriately informed and trained to ensure a culture of health, safety, and continuous improvement, especially during the ongoing COVID-19 pandemic. Wherever possible, the Company will continue to adopt generally accepted health and safety best practices from non-cannabis-related industries and follows all health and safety guidelines issued by the United States Centers for Disease Control ("CDC") and all orders from relevant provincial, state and local jurisdictions and authorities.

BRANDING AND MARKETING

The Company utilizes consistent branding and messaging across its retail and wholesale channels under Phantom Farms, Hood Oil, and Silver State Relief.  The Company currently sells over 700 distinct SKUs, including the following product categories: CO2 vaporizer pens, live resin vaporizer pens, distillate vaporizer pens, live resin extract, cured resin extract, bulk flower, packaged flower, pre-rolls, CBD cured resin vaporizer pens, CBD CO2 vaporizer pens, and CBD cured resin extracts.

BANKING AND PROCESSING

In Nevada, the Company deposits funds from its operations into its credit union accounts held Greater Nevada Credit Union (Nevada) and at Partner Colorado Credit Union through Safe Harbor Private Banking services (Colorado).  The Company is fully transparent with its credit union partners regarding the nature of its business.

PRODUCT SELECTION AND OFFERINGS

Product selection decisions are currently made by the Company's buyers, who negotiate with potential vendors across all product categories including packaged and wholesale flower, vaporizer pens, cured extracts, edibles and pre-rolls. The Company bases its product selection decisions on product quality, margin potential, and scalability.

The Company's branded CPG and flower-based products are sold primarily through captive retail and wholesale channels in Oregon and Nevada. The Company's retail locations in Nevada also offer third party branded CPG and flower-based products including a wide variety of THC and CBD based products, including vaporizer pens, cured resin extracts, bulk flower, packaged flower, pre-rolls, edibles, tinctures, and topicals.

IN-STORE PICKUP, CURBSIDE DELIVERY AND DELIVERY

In addition to traditional point-of-sale retail as modified due to COVID-19, the Company's Nevada retail locations offer in-store pickup, curbside delivery and delivery utilizing the leading third-party service providers, a leading cannabis sales and fulfillment web-based application. The Company actively monitors the continued growth of a number of cannabis web-based sales and fulfillment platforms and is well poised to utilize strategic third-party service providers during the ongoing pandemic.

INVENTORY MANAGEMENT

The Company has comprehensive inventory management procedures, which are compliant with all applicable state and local laws, regulations, ordinances, and other requirements. These procedures ensure strict controls over the Company's cannabis flower and CPG inventory from its production, processing and distribution licensees through to ultimate sale to end consumers (or rare cases disposal as cannabis waste). Such inventory management procedures also include strong quality control and quality assurance measures to prevent in-process contamination and maintain the safety and quality of the products. The Company is committed to supplying safe, consistent, and high-quality cannabis flower and CPG products at a value-oriented price.

RESEARCH AND DEVELOPMENT

Through its research and development activities, the Company expects to create proprietary genetics, processes, technologies, and products from its existing Nevada operations, as well as from future expansion in new markets. The Company may license these genetics, processes, technologies, and products as part of its future business. The Company may also seek appropriate federal patent, trademark, copyright, and other customary intellectual property protections when the same become available and/or are appropriate.

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COMPETITION

Across a modified and strategic cannabis value chain, the Company expects to continue to vigorously compete with other licensees in Oregon and Nevada. Because Oregon is an "open" license state (arguably one of the more free-market states with respect to both barriers to entry and regulation), the competitive landscape has been challenging since the inception of recreational cannabis.  Nevada is a "limited" license state, therefore competition to date has been less challenging and the broader market dynamics are more favorable.  While many of the Company's direct competitors continue to be small-scale local operators, market rationalization through consolidation is increasingly a trend.  Of note is the increased participation of multi-state operators with national growth aspirations in both the Oregon and Nevada marketplaces.  As more U.S. jurisdictions pass state legislation allowing the recreational use and sale of cannabis, the Company is assured an increased level of competition in U.S. markets. These increasingly competitive U.S. markets may adversely affect the financial condition and operations of the Company.

INTELLECTUAL PROPERTY

The Company has developed numerous proprietary genetics, processes, technologies and products. These assets include genetics, ERP and other software applications, cultivation and extraction technologies, as well as consumer brands. Whenever available and appropriate, the Company undertakes reasonable intellectual property protections to secure these assets.

To date, absent the availability of customary federal patent, trademark, and copyright protections for cannabis applications, the Company has relied on non-disclosure/confidentiality arrangements, common law trade secrets, and state-based trademark protections. The Company actively monitors and responds to all potentially material intellectual property infringements and maintains strict standards and controls regarding the use and dissemination of its intellectual property.

In addition, the Company owns nine (9) website domains including: www.cxxi.ca, www.phantom-farms.com, www.silverstaterelief.com, www.ecofirmafarms.com, and c21supply.co, along with numerous social media accounts across all major platforms.

CONTRACTUAL OBLIGATIONS

The following table includes the Company's obligations to make future payments for each of the next five years that represent contracts and other commitments that are known and committed:

CONTRACTUAL OBLIGATIONS
	Carrying amount	Contractual cash flows	Under 1 year	1-3 years	3-5 years	Greater than 5 years
As at January 31, 2022
Trade and other payables	$2,508,869	$2,508,869	$2,508,869	$-	$-	$-
Finance lease payments (1)	9,279,123	16,197,037	1,477,196	2,822,310	2,748,594	9,148,937
Convertible debt (2)	1,281,442	1,281,442	1,281,442	-	-	-
Notes and other borrowings (3)	8,568,953	8,702,623	6,125,551	2,117,769	91,102	368,201
Total	$21,638,387	$28,689,971	$11,393,058	$4,940,079	$2,839,696	$9,517,138

(1) Amounts in the table reflect minimum payments due for the Company's leased facilities and certain leased equipment under various lease agreements and purchase agreements.

(2) Amounts in the table reflect the contractually required principal payments payable under various convertible note and convertible debenture agreements.

(3) Amounts in the table reflect the contractually required principal payments payable under the Newman Note, and miscellaneous debt.

ADDITIONAL INFORMATION

LEGAL PROCEEDINGS

Oregon Action: A complaint was filed in the Oregon State Circuit Court for Clackamas County, on April 29, 2019, by two current owners of Proudest Monkey Holdings, LLC (the former sole member of EFF) (the "Plaintiffs"), alleging contract, employment, and statutory claims, alleging $612,500 in damages (as amended), against the Company, its wholly-owned subsidiaries 320204 US Holdings Corp, EFF, Swell Companies Limited, and Phantom Brands LLC, in addition to three directors, two officers, and one former employee (the "Oregon Action"). The Company and the other defendants wholly denied the allegations and claims made in the lawsuit and is defending the lawsuit. On June 21, 2019, the Company filed Oregon Rule of Civil Procedure ("ORCP") 21 motions to dismiss all of the Plaintiffs' claims against it, its wholly-owned subsidiaries, and other defendants; on May 6, 2020, the court granted the Company's ORCP 21 motion in its entirety to dismiss all of Plaintiffs' claims. The judgment of dismissal was entered by the Clackamas County court on or about October 14, 2020.  On November 12, 2020, Plaintiffs filed a notice of appeal of the judgement of dismissal.

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On October 22, 2020, the Company submitted a petition to recover the costs and attorney fees incurred by the Company as the prevailing party in the Oregon Action. On January 20, 2021, the Court ruled in the Company's favor, awarding the Company and its subsidiaries $68,195.00 in attorney's fees, $1,252 in costs, and a statutory prevailing party fee of $640, through a supplemental judgment.  On March 3, 2021, Plaintiffs filed an amended notice of appeal from the supplemental judgement awarding attorney fees.

The parties have since briefed the appeal to the Oregon Court of Appeals and await a determination from the Court.  It is too early to predict the resolution of the appeal.

British Columbia Action: On or about September 13, 2019, the Company delivered a notice to the above-mentioned Plaintiffs of alleged breach and default under the EFF purchase and sale agreement, due to alleged unlawful, intentional acts and material misrepresentations by the Plaintiffs before and after the completion of the purchase.  As a result of such breach, the Company denied the Plaintiffs' tender of their share payment notes in connection with the agreement.  On or about October 14, 2019, Proudest Monkey Holdings, LLC and one of its current owners, sued the Company in the Supreme Court of British Columbia to compel the issuance and delivery of the subject shares, including interests and costs (the "British Columbia Action").

On November 8, 2019, the Company responded and counterclaimed for general, special and punitive damages, including interest and costs, related to breach of contract, repudiation of contract, breach of indemnity and fraudulent and negligent misrepresentation by the Plaintiffs.  The Plaintiffs filed a response to the Company's counterclaims on or about June 5, 2020, and the parties stipulated to a form of amended pleading which included the joinder of additional parties, an owner of Proudest Monkey Holdings, LLC and EFF, and additional contract and equitable claims and damages, partially duplicative to those alleged by the Plaintiffs in the Oregon Action (breach of contract, indemnity, unjust enrichment and wrongful termination claims).  Plaintiffs allege $2,774,176.05 in damages (as amended), plus unquantified additional damages, interest and costs, of which amounts are partially duplicative of the Oregon Action.  This action remains in the discovery stage, but no trial date has been set.  It is too early to predict the resolution of the claims and counterclaims.

Settled and Dismissed Action: On or about May 30, 2019, Wallace Hill Partners Ltd. ("Wallace Hill") filed a civil claim in the Supreme Court of British Columbia alleging breach of contract and entitlement to 1,800,000 Common Shares of the Company, fully vested by March 1, 2019, and damages due to the lost opportunity to sell those shares after such date for a profit.  On June 23, 2019, the Company circulated a letter to Wallace Hill terminating the agreement and accepting Wallace Hill's repudiation of the agreement based on Wallace Hill's previously published defamatory comments and termination of the agreement.  Also, on June 23, 2019, the Company filed its response to the civil claim denying all claims and filed counterclaims alleging breach of contract, a declaratory judgment of termination of the agreement, defamation and an injunction from further defamatory comments.

On March 23, 2022, the Company and Wallace Hill entered into a mutual release agreement, pursuant to which, among other things, all parties agreed to dismiss their respective claims and to release one another from any further causes of action in connection with the subject matter of the original claims.  On April 23, 2022, the parties filed a Notice of Discontinuance in the Supreme Court of British Columbia formally dismissing the civil action.

OFF-BALANCE SHEET ARRANGEMENTS

As of the date of this MD&A, the Company has not entered into any off-balance sheet arrangements.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL INFORMATION

The Company's financial statements and the other financial information included in this MD&A are the responsibility of the Company's management and have been examined and approved by the Board of Directors of the Company (the "Board"). The accompanying audited financial statements are prepared by management in accordance with GAAP, and include certain amounts based on management's best estimates using careful judgment. The selection of accounting principles and methods is management's responsibility.

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Management recognizes its responsibility for conducting the Company's affairs in a manner that complies with the requirements of applicable laws and established financial standards and principles and maintains proper standards of conduct in its activities. The Board supervises the financial statements and other financial information through its audit committee, which is comprised of a majority of non-management directors.

The audit committee's role is to examine the financial statements and recommend that the Board approve them, to examine the internal control and information protection systems, and all other matters relating to the Company's accounting and finances. To do so, the audit committee meets annually with the external auditors, with or without the Company's management, to review their respective audit plans and discuss the results of their examination. This committee is responsible for recommending the appointment of the external auditors or the renewal of their engagement.

Recently issued accounting pronouncements

Please refer to the discussion of recently adopted/issued accounting pronouncements in the Notes to the Consolidated Financial Statements Note 2 - Basis of Presentation.

FINANCIAL RISK MANAGEMENT

The Board approves and monitors the risk management processes of the Company, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

CREDIT RISK

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company's primary exposure to credit risk is on its cash held in bank accounts. The Company's cash is deposited in bank accounts held with a major bank in Canada, a credit union in Washington, Nevada and Colorado.

LIQUIDITY RISK

Liquidity risk is the risk that the Company will not be able to meet its obligations as they become due. The Company manages its liquidity risk by forecasting cash flows from operations and anticipating any investing and financing activities. Management of the Company and the Board are actively involved in the review, planning and approval of significant expenditures and commitments.

The Company's consolidated financial statements for year ended January 31, 2022 have been prepared on a going concern basis, which assumes that the Company will be able to continue its operations and realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

At January 31, 2022, the Company had cash of $3,067,983, a working capital deficit of $4,444,076, and an accumulated deficit of $68,510,333. However, for the year ended January 31, 2022, the Company generated net income and positive cash flows from operations.

Management has taken several actions to ensure that the Company will continue as a going concern through January 31, 2023, including the closing of its operations in Oregon, selling assets in Oregon, reducing headcount, and reducing discretionary expenditures.  The Company is seeking additional financing in the form of debt which could consolidate current debt on its balance sheet on more favorable terms. Management believes that these actions will enable the Company to continue as a going concern through August 15, 2023, a year from the date these consolidated financial statements were issued.

Further, there remains uncertainty about the U.S. federal government's position on cannabis with respect to cannabis-legal states. A change in its enforcement policies could impact the ability of the Company to continue as a going concern and have a material adverse impact on the business.

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INTEREST RATE RISK

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is not subject to any interest rate volatility as its long-term debt instruments and convertible notes are carried at a fixed interest rate throughout their term.

CAPITAL MANAGEMENT

The Company's objectives when managing its capital are to ensure there are enough capital resources to continue operating as a going concern and maintain the Company's ability to ensure sufficient levels of funding to support its ongoing operations and development. The purpose of these objectives is to provide continued returns and benefits to the Company's shareholders. The Company's capital structure includes items classified in debt and shareholders' equity.

The Board does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business considering changes in economic conditions and the risk characteristics of the Company's underlying asset.

The Company works with its capital advisors, CB1 Capital based in New York, to identify the best strategic options to execute our corporate growth plans, as well as increasing financial flexibility in managing our debt.

U.S. INDUSTRY BACKGROUND AND REGULATORY ENVIRONMENT

INDUSTRY BACKGROUND AND TRENDS

The emergence of the legal cannabis sector in the United States, both for medical and adult use, has been rapid as more states adopt regulations for its production and sale. Today 60% of Americans live in a state where cannabis is legal in some form and almost a quarter of the population lives in states where it is fully legalized for adult use.

The use of cannabis and cannabis derivatives to treat or alleviate the symptoms of a wide variety of chronic conditions has been generally accepted by a majority of citizens with a growing acceptance by the medical community as well. A review of the research, published in 2015 in the Journal of the American Medical Association, found evidence that cannabis can treat pain and muscle spasms. The pain component is particularly important, because other studies have suggested that cannabis can replace patients' use of highly addictive, potentially deadly opiates - meaning cannabis legalization literally improves lives.

Polls throughout the United States consistently show overwhelming support for the legalization of medical cannabis, together with strong majority support for the full legalization of recreational adult-use cannabis. According to an April 2021 Pew Research Center survey, around nine-in-ten Americans favor some form of cannabis legalization, with only 8% saying cannabis should not be legal in any form.  In that survey, 91% of U.S. adults support legalizing cannabis either for medical and recreational use (60%) or medical use only (31%). These are large increases in public support over the past 40 years in favor of legalized cannabis use.

Notwithstanding that 36 states and the District of Columbia have now legalized adult-use and/or medical cannabis, cannabis remains illegal under U.S. federal law with cannabis listed as a Schedule I drug under the U.S. Federal Controlled Substances Act of 1970 ("CSA").

Currently the Company only operates in the states of Oregon and Nevada. The Company may expand into other states within the United States that have legalized cannabis use either medicinally or recreationally.

FEDERAL REGULATORY ENVIRONMENT

Under U.S. federal law, marijuana is currently a Schedule I drug. The CSA has five different tiers or schedules. A Schedule I drug means the U.S. Drug Enforcement Agency ("DEA") considers it to have a high potential for abuse, no accepted medical treatment, and lack of accepted safety for the use of it even under medical supervision. Other Schedule I drugs are heroin, LSD and ecstasy. The Company believes the CSA categorization as a Schedule I drug is not reflective of the medicinal properties of marijuana or the public perception thereof, and numerous studies show cannabis is not able to be abused in the same way as other Schedule I drugs, has medicinal properties, and can be safely administered. Additionally, while some studies show cannabis is less harmful than alcohol, alcohol is not classified under the CSA.

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Thirty-six (36) states and the District of Columbia, have now legalized adult-use and/or medical marijuana. The federal government sought to provide guidance to enforcement agencies and banking institutions with the introduction of the U.S. Department of Justice Memorandum drafted by former Deputy Attorney General James Michael Cole in 2013 (the "Cole Memo") and U.S. Department of the Treasury Financial Crimes Enforcement Network ("FinCEN") guidance in 2014.

The Cole Memo offered guidance to federal enforcement agencies as to how to prioritize civil enforcement, criminal investigations and prosecutions regarding marijuana in all states. The memo put forth eight prosecution priorities:

  preventing the distribution of marijuana to minors;
  preventing revenue from the sale of marijuana from going to criminal enterprises, gangs and cartels;
  preventing the diversion of marijuana from states where it is legal under state law in some form to other states;
  preventing the state-authorized marijuana activity from being used as a cover or pretext for the trafficking of other illegal drugs or other illegal activity;
  preventing the violence and the use of firearms in the cultivation and distribution of marijuana;
  preventing the drugged driving and the exacerbation of other adverse public health consequences associated with marijuana use;
  preventing the growing of marijuana on public lands and the attendant public safety and environmental dangers posed by marijuana production on public lands; and, preventing marijuana possession or use on federal property.

In January 2018, the then United States Attorney General, Jeff Sessions, by way of issuance of a new U.S. Department of Justice Memorandum (the "Sessions Memo"), rescinded the Cole Memo and thereby created a vacuum of guidance for U.S. enforcement agencies and the U.S. Department of Justice ("DOJ").  Rather than establish national enforcement priorities particular to marijuana-related crimes in jurisdictions where certain marijuana activity was legal under State law, the Sessions Memo instructs that "[i]n deciding which marijuana activities to prosecute... with the [DOJ's] finite resources, prosecutors should follow the well-established principles that govern all federal prosecutions." Namely, these include the seriousness of the offense, history of criminal activity, deterrent effect of prosecution, the interests of victims, and other principles.

Former United States Attorney General Sessions resigned on November 7, 2018 and was replaced by William Barr on February 14, 2019. On December 14, 2020, former President Trump announced that Mr. Barr would be resigning from his post as Attorney General, effective December 23, 2020. Merrick Garland, President Biden's nominee to succeed Mr. Barr, was sworn in as the current United States Attorney General on March 11, 2021. During his campaign, President Biden stated a policy goal to decriminalize possession of cannabis at the federal level, but he has not publicly supported the full legalization of cannabis. In response to questions posed by Senator Cory Booker, Merrick Garland stated during February 2021 congressional testimony that he would reinstitute a version of the Cole Memo. He reiterated the statement that the Justice Department under his leadership would not pursue cases against Americans "complying with the laws in states that have legalized and are effectively regulating marijuana", in written responses to the Senate Judiciary Committee provided around March 1. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt the Cole Memo or announce a substantive marijuana enforcement policy. Justice Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. It is unclear what specific impact the new Biden administration will have on U.S. federal government enforcement policy. There is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law.

Due to the CSA categorization of marijuana as a Schedule I drug, U.S. federal law makes it illegal for financial institutions that depend on the Federal Reserve's money transfer system to take any proceeds from marijuana sales as deposits. Banks and other financial institutions could be prosecuted and possibly convicted of money laundering for providing services to cannabis businesses under the Bank Secrecy Act (as defined herein). Under U.S. federal law, banks or other financial institutions that provide a cannabis business with a checking account, debit or credit card, small business loan, or any other service could be found guilty of money laundering or conspiracy.

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While there has been no change in U.S. federal banking laws to account for the trend towards legalizing medical and recreational marijuana by U.S. states, FinCEN has issued guidance advising prosecutors of money laundering and other financial crimes not to focus their enforcement efforts on banks and other financial institutions that serve marijuana-related businesses, so long as that business is legal in their state and none of the federal enforcement priorities are being violated (such as keeping marijuana away from children and out of the hands of organized crime). The "FinCEN Guidance" also clarifies how financial institutions can provide services to marijuana-related businesses consistent with the Bank Secrecy Act obligations, including thorough customer due diligence, but makes it clear that they are doing so at their own risk.

The customer due diligence steps include:

  verifying with the appropriate state authorities whether the business is duly licensed and registered;
  reviewing the license application (and related documentation) submitted by the business for obtaining a state license to operate its marijuana-related business;
  requesting from state licensing and enforcement authorities available information about the business and related parties;
  developing an understanding of the normal and expected activity for the business, including the types of products to be sold and the type of customers to be served (e.g., medical versus recreational customers);
  ongoing monitoring of publicly available sources for adverse information about the business and related parties;
  ongoing monitoring for suspicious activity, including for any of the red flags described in this guidance; and
  refreshing information obtained as part of customer due diligence on a periodic basis and commensurate with the risk. With respect to information regarding state licensure obtained in connection with such customer due diligence, a financial institution may reasonably rely on the accuracy of information provided by state licensing authorities, where states make such information available.

Due to the fear by financial institutions of being implicated in or prosecuted for money laundering, cannabis businesses are often forced into becoming "cash-only" businesses. As banks and other financial institutions in the U.S. are generally unwilling to risk a potential violation of federal law without guaranteed immunity from prosecution, most refuse to provide any kind of services to cannabis businesses. Despite the attempt by FinCEN to legitimize cannabis banking, in practice its guidance has not made banks much more willing to provide services to cannabis businesses. This is because, as described above, the current law does not guarantee banks immunity from prosecution, and it also requires banks and other financial institutions to undertake time-consuming and costly due diligence on each cannabis business they take on as a customer. Recently, some banks that have been servicing cannabis businesses have been closing accounts operated by cannabis businesses and are now refusing to open accounts for new cannabis businesses for the reasons enumerated above.

The few credit unions who have agreed to work with cannabis businesses are limiting those accounts to no more than 5% of their total deposits to avoid creating a liquidity risk. Since the federal government could change the banking laws as it relates to cannabis businesses at any time and without notice, these credit unions must keep sufficient cash on hand to be able to return the full value of all deposits from cannabis businesses in a single day, while also servicing the need of their other customers.  Those state-chartered banks and credit unions that do have customers in the cannabis industry charge marijuana businesses high fees to pass on the added cost of ensuring compliance with the FinCEN Guidance. Unlike the Cole Memo, however, the FinCEN Guidance from 2014 has not been rescinded.

The U.S. Treasury Department has publicly stated they were not informed of the then Attorney General Jeff Sessions' desire to rescind the Cole Memo and do not have a desire to rescind the FinCEN Guidance for financial institutions.  The former Secretary of the U.S. Department of the Treasury, Stephen Mnuchin, publicly stated that he did not have a desire to rescind the FinCEN Guidance.  The newly appointed Secretary of the Treasury, Janet Yellen, has not yet articulated an official Treasury Department position with regard to the FinCEN Guidance and thus as an industry best practice and consistent with its standard operating procedures, the Company adheres to all customer due diligence steps in the FinCEN Guidance.

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Because the DOJ memorandums serve as discretionary agency guidance and do not constitute a force of law, cannabis related businesses have worked to continually renew the Rohrabacher-Blumenauer Amendment (originally the Rohrabacher-Farr Amendment) that has been included in federal annual spending bills since 2014. This amendment restricts the DOJ from using federals funds to prevent states with medical cannabis regulations from implementing laws that authorize the use, distribution, possession or cultivation of medical cannabis. In 2017, Senator Patrick Leahy (D-Vermont) introduced a parity amendment to H.R.1625 - a vehicle for the Consolidated Appropriations Act of 2018, preventing federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level, subject to Congress restoring such funding.

An additional challenge to cannabis-related businesses is that the provisions of Section 280E of the Code are being applied by the United States Internal Revenue Service ("IRS") to businesses operating in the medical and adult use cannabis industry. Section 280E of the Code prohibits cannabis businesses from deducting their ordinary and necessary business expenses, forcing them to pay higher effective federal tax rates than similar companies in other industries. The effective tax rate on a cannabis business depends on how large its ratio of non-deductible expenses is to its total revenues. Therefore, businesses in the legal cannabis industry may be less profitable than they would otherwise be.

Another aspect of federal law is that it provides that cannabis and cannabis products may not be transported across state lines in the United States. As a result, all cannabis consumed in a state must be grown and produced in that same state. This dynamic could make it more difficult for the Company, in the short term, to maintain a balance between supply and demand. If excess cultivation and production capacity is created in any given state and this is not matched by increased demand in that state, then this could exert downward pressure on the retail price for the products the Company sells. If too many retail licenses are offered by state authorities in any given state, then this could result in increased competition and exert downward pressure on the retail price for the products the Company sells. On the other hand, if cultivation and production in a state fails to match growing demand then, in the short term, there could be insufficient supply of product in a state to meet demand and while the Company may be able to raise its prices there could be inadequate product availability in the short term, causing the Company's revenue in that state to fall.

Progressive federal legislation has been both introduced in the U.S. House of Representatives and received positive votes in recent years. On September 26, 2019, the U.S. House of Representatives passed the Secure and Fair Enforcement Banking Act of 2019 (commonly known as the "SAFE Banking Act"), which aims to provide safe harbor and guidance to financial institutions that work with legal U.S. cannabis businesses. On May 11, 2020, the U.S. House of Representatives introduced the Health and Economic Recovery Omnibus Emergency Solutions Act (the "HEROES Act"), an economic stimulus package which included the language of the SAFE Banking Act. On September 28, 2020, the House introduced a revised version of the HEROES Act, including the text of the SAFE Act for a second time. The revised bill was passed by the House of Representatives on October 1, 2020 before going to the Senate. On December 21, 2020, Congress reached a deal for a different $900 billion stimulus package. On April 19, 2021, the House again passed the SAFE Banking Act, but the Senate did not.  Most recently, on July 14, 2022, the U.S. House of Representatives voted to include the SAFE Act in the must pass fiscal year 2023 defense budget bill (the 2023 National Defense Authorization Act - "NDAA"), but it is unclear how the U.S. Senate will vote or whether the U.S. Senate will strip the SAFE Act from the NDAA, as it has done in the past.  While Congress may consider legislation in the future that may address these issues, there can be no assurance of the content of any proposed legislation or that such legislation will ever be passed.

Further, the Marijuana Opportunity Reinvestment and Expungement Act, also known as the "MORE Act", is a proposal to legalize cannabis and expunge prior cannabis related convictions. On November 20th, 2019 the MORE Act was passed by the House Judiciary Committee, and although the House of Representatives voted to pass the MORE Act on December 4, 2020, it failed to pass in the Senate prior to the end of the 2020 legislative session. There can be no assurance that it will be passed in its current form or at all.

The Joseph R. Biden Administration and balance of power in U.S. Congress may impact the likelihood of any legal developments regarding cannabis at the national level, including the passage of the SAFE Banking Act and the MORE Act, as well as potential executive action to clarify federal policy toward the industry, although it is uncertain whether and in what manner any such federal changes will occur. On a federal level, President Biden campaigned on a platform that included cannabis decriminalization. Democrats, who are generally more supportive of federal cannabis reform than Republicans, maintained their majority in the House of Representatives, although at a smaller margin than initially expected, and have gained sufficient seats in the Senate to control a majority by a single vote.  As of this writing, both the SAFE Banking and MORE Acts have yet to receive action in the U.S. Senate, however, in late 2020, incoming Senate Majority Leader Charles Schumer made comments on multipole occasions suggesting that passage of these bills and potential additional favorable federal legislation are on his agenda.  The Company continues to monitor U.S. federal law and the law in all jurisdictions where it is active, with respect to (a) compliance with applicable state regulatory frameworks, and (b) potential exposure and implications arising from U.S. federal law.

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On July 21, 2022, U.S. Senate Majority Leader Chuck Schumer (D-NY), Senate Finance Committee Chairman Ron Wyden (D-OR) and Sen. Cory Booker (D-NJ) formally filed the Cannabis Administration and Opportunity Act ("CAOA"), a much-anticipated bill to federally legalize marijuana and promote social equity.  On July 22, 2022, Assistant Democratic Leader Patty Murray (D-WA) and Sen. Gary Peters (D-MI) signed onto the CAOA.  The CAOA would legalize cannabis nationwide, ending federal prohibition and expunging records of some cannabis offenders, and it also lays out a framework to establish a federal cannabis tax and FDA regulations for cannabis products.  It is unclear if the bill has any chance of passing the U.S. Senate during the 2022 legislative session (i.e., the 117th Congress).  Regardless, the Company will monitor the CAOA bill, and its progress, closely.

The following sections describe the legal and regulatory landscape in Oregon and Nevada, states in which the Company operates. The Company believes that its operations are in full compliance with all applicable state laws, regulations and licensing requirements. Nonetheless, for the reasons described above and the risks further described under the heading "Risk Factors" herein, there are significant risks associated with the business of the Company. Readers are strongly encouraged to carefully read all of the risk factors contained under the heading "Risk Factors" herein.

OREGON REGULATORY ENVIRONMENT

Oregon Summary

Oregon has both medical and adult-use marijuana programs. In 1998, Oregon voters passed a limited, non-commercial patient/caregiver medical marijuana law with an inclusive set of qualifying conditions that included chronic pain. In 2013, the legislature passed, and the governor signed, House Bill 3460 to create a regulatory structure for existing unlicensed medical marijuana dispensaries. However, the original regulations created by the Oregon Health Authority ("OHA") after the passage of House Bill 3460 were minimal and only regulated storefront dispensaries, leaving cultivators and manufacturers within the unregulated patient/caregiver system.

On June 30, 2015, Oregon Governor Kate Brown signed House Bill 3400 into law, which improved on the existing regulatory structure for medical marijuana businesses and created a registration process for processors. In November of 2014, Oregon voters passed Measure 91, "Control, Regulation, and Taxation of Marijuana and Industrial Hemp Act", creating a regulatory system for individuals 21 years of age and older to purchase marijuana for personal use from licensed marijuana businesses.

The OHA registers and regulates medical marijuana businesses and Oregon Liquor Control Commission ("OLCC") licenses and regulates adult-use marijuana businesses. There are six (6) distinct types of license types available for medical and adult-use businesses: Producer (cultivation), Processing (manufacturing), Wholesale, Retail, Laboratory (testing), and Research. Vertical integration between cultivation, processing, and retail is permissible, but not required, for both medical and adult-use.

The law does not impose a limit on the number of licenses. Local governments may enact local ordinances and rules to place reasonable zoning and time, place and manner restrictions, including restrictions on the number of both medical and adult-use marijuana businesses, on licensees within their jurisdiction. Further, House Bill 3400 also allowed for a "local option," to permit local city councils and county commissions to pass an ordinance prohibiting adult-use marijuana businesses if a subject jurisdiction voted against Measure 91 by greater than fifty-five percent (55%), and if after December 2015, such ordinance were then referred to the voters in the next general election. Approximately 80 Oregon cities and 16 counties prohibit adult-use marijuana businesses. Subsequent bills passed during the 2016 legislative session removed the two-year residency requirement that existed within House Bill 3400.

Governor Kate Brown's Executive Order 19-09 was issued October 3, 2019, to address the vaping public health crisis and alleged vaping-associated lung injury. As directed by the Governor, OHA adopted a rule banning the sale of flavored vaping products, but the Oregon Court of Appeals stayed enforcement of the rule.  Due to the court ruling, on January 16, 2020, the Oregon Health Authority suspended the temporary rule banning sales of flavored vaping products.

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On April 4, 2022, the Governor signed into law House Bill 4016 ("HB 4016") establishing a licensing moratorium on all marijuana license types except laboratories. The HB 4016 moratorium applies only to marijuana licenses and does not affect worker permits, research certificates, or hemp certificates. The moratorium is in effect from January 1, 2022, through March 31, 2024.

Oregon Regulatory Framework

Oregon Revised Statutes Chapter 475 B (Cannabis Regulation) provides the regulatory framework for both the recreational and medical cannabis industries in Oregon. The OLCC implementation of the recreational cannabis statutes are found in Oregon Administrative Rules Chapter 845, Division 25. The Oregon Medical Marijuana Program ("OMMP") implementation of the medical cannabis statutes are found in Oregon Administrative Rules Chapter 333, Division 8. Chapter 333, Division 7 provides the packaging, labelling and dosage limits for both programs, and Chapter 333, Division 64 governs the accreditation of laboratories for testing.

Both the OLCC and the OMMP rules include licensing requirements and materials, as well as criteria for approval or denial of license applications.

Oregon Licensing Requirements

Licenses issued by OLCC may be renewed annually so long as the licensee meets the requirements of the law and pays the renewal fee. There is no maximum number of licenses per owner, except for cultivation licenses located at the same address.

Applicants must demonstrate (and license holders must maintain) that: (i) they are registered with the Oregon Secretary of State to do business in Oregon; (ii) they have the operational expertise required by the individual license type, demonstrated by submission of an operation plan; (iii) they have the documented ability to secure the premises, as well as resources and personnel necessary to operate the license; (iv) they have the ability to maintain accountability of all cannabis and cannabinoid products and by-products via the state mandated "seed-to-sale" Cannabis Tracking System ("CTS") software, to prevent diversion or unlawful access to these materials; (v) all applicants, owners and those with the requisite control have passed background screening, inclusive of fingerprinting; and (vi) they comply with all local ordinances, including local land use and planning in the development of the licensed site.

Oregon Security Requirements

A licensee must always maintain a fully operational alarm and video monitoring system. Commercial grade, non-residential door locks and steel doors are required on every external door. The alarm system must detect unauthorized entry into the licensed premises. The 24-hour video surveillance system must record at a high-resolution format approved by the OLCC and have camera coverage which covers all areas of the facility without any blackout areas, including camera coverage requirements for ingress and egress. Video footage must be backed-up for a minimum of 90 days and be available upon request. Additionally, the camera system must have the ability to print still photos.

Oregon Transportation and Storage Requirements

Recreational and medicinal cannabis and cannabis products must be stored in a secured, locked room or vault. Vaults that are large enough to allow a person to walk in must have cameras inside so that there is no blind spot. Smaller safes must be bolted to the floor. When products are transferred between licensees, they must first be fully manifested through the state mandated "seed-to-sale" CTS. This written manifest must include: (i) departure date and time, (ii) name, address, and license number of the originating licensee, (iii) name, address, and license number of the recipient, (iv) quantity and form of any cannabis or cannabis delivery device being transported, (v) arrival date and time, (vi) delivery vehicle make and model and license plate number; and (vii) name and signature of the employee delivering the product. A copy of this manifest is provided to the receiving licensee for their verification. Upon receiving the transfer, the licensee must immediately verify the shipment versus the manifest and accept it electronically within the "seed-to-sale" CTS. This completes the inventory transfer. OLCC licensees must maintain these records for a minimum of three years. During transport, all product is packaged individually by order, and maintained within a locked receptacle within the vehicle. All deliveries must be completed within 24 hours.

OLCC Department Inspections

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The OLCC conducts announced and unannounced inspections of all licensed facilities to determine compliance with laws and rules. The OLCC will inspect a licensee upon receiving a complaint or notice that the licensee has violated any existing rules. The OLCC will also conduct an annual license renewal inspection at the time of application approval. Inspections can cover all records, personnel, equipment, security and operational methodologies.

Oregon Compliance

The Company is currently licensed to operate cultivation, processing, distribution and retail operations within Oregon, however it is in the process of divesting all of its Oregon licenses. To date, the Company has not experienced any compliance or enforcement actions against the above-mentioned licenses, and the Company has not been served any notices of non-compliance by any state regulatory body.

The Company maintains credit union banking relationships which provide the Company the ability to safely and lawfully pay for all expenses that should arise from the day-to-day operations of its license. The Company monitors all licensed activities and performs site visits to validate compliance with local statutes. This monitoring includes but is not limited to "seed-to-sale" CTS records and accuracy, standard operating procedures, required signage and public health warnings, local permitting and zoning, license approvals and renewals, and all communication with regulatory bodies. Each employee is instructed on the most recent standard operating procedures. All sites have 24-hour video surveillance of the entire premises. The Company also utilizes the state-mandated CTS system in all jurisdictions in which it operates. State inspections, for any reason, including initial application, renewal or change of ownership, have not resulted in any compliance related issues to date.

NEVADA REGULATORY ENVIRONMENT

Nevada Summary

Nevada has a medical marijuana program and passed an adult-use (21 and older) legalization through the ballot box in November 2016. In 2000, Nevada voters passed a medical marijuana initiative allowing physicians to recommend cannabis for an inclusive set of qualifying conditions, including severe pain and created a limited non-commercial medical marijuana patient/caregiver system. Senate Bill 374, which passed the legislature and was signed by the Governor in 2013, expanded this program and established a for-profit regulated medical marijuana industry.

The Nevada Division of Public and Behavioral Health licensed medical marijuana establishments up until July 1, 2017 when the state's medical marijuana program merged with adult-use marijuana enforcement under the Nevada Department of Taxation ("NDOT"). In 2014, Nevada accepted medical marijuana business applications and a few months later the Division approved 182 cultivation licenses, 118 licenses for the production of edibles and infused products, 17 independent testing laboratories, and 55 medical marijuana dispensary licenses. The number of dispensary licenses was then increased to 66 by legislative action in 2015. The application process is merit-based, competitive, and is currently closed. Nevada residency is not required to own or invest in a Nevada medical cannabis business. In addition, vertical integration is neither required nor prohibited. Nevada's medical law includes patient reciprocity, which permits medical patients from certain other states to purchase medical marijuana from Nevada dispensaries. Nevada also allows for dispensaries to deliver medical marijuana to patients.

Under Nevada's adult-use marijuana law, the NDOT licensed marijuana cultivation facilities, product manufacturing facilities, distributors, retail stores and testing facilities. After merging medical and adult-use marijuana regulation and enforcement, the single regulatory agency is now known as the Marijuana Enforcement Division of the NDOT. Until November 2018, applications to the NDOT for adult-use establishment licenses were being accepted from existing medical marijuana establishments and existing liquor distributors for the adult-use distribution license.

In February 2017, the NDOT announced plans to issue "early start" adult use marijuana establishment licenses in the summer of 2017. These licenses, beginning on July 1, 2017, allowed marijuana establishments holding both a retail marijuana store and dispensary license to sell their existing medical marijuana inventory as either medical or adult-use marijuana, and expired 90 days after January 1, 2018 (per Sec. 24 of LCB File No. T002-17). Starting July 1, 2017, medical and adult-use marijuana have incurred a 15% excise tax on the first wholesale sale (calculated on the fair market value) and adult-use cannabis have incurred an additional 10% special retail marijuana sales tax in addition to any general state and local sales and use taxes.

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On January 16, 2018, the Marijuana Enforcement Division of the NDOT issued final rules governing its adult-use marijuana program, pursuant to which up to sixty-six (66) permanent adult-use marijuana dispensary licenses will be issued. Existing adult-use marijuana licensees under the "early start" regulations must re-apply for licensure under the permanent rules in order to continue adult-use sales.

In May of 2019, Governor Steve Sisolak signed into law Senate Bill 32, that increased transparency in the licensing process by releasing certain information about license applicants, as well as methods used to issue licenses. In June 2019, Governor Sisolak approved Assembly Bill 132 making Nevada the first state to ban employers from refusing to hire job applicants who test positive for marijuana during the hiring process.

As of August 23, 2019, as a result of discrepancies discovered in the application process by the State of Nevada, a court issued a partial preliminary injunction against the State of Nevada from moving forward with the numerous holders of provisional licenses awarded under the December 5, 2018, provisional license awards. In addition to the preliminary injunction, the State of Nevada and various intervenors remain subject to ongoing litigation.

In early 2019, Nevada legislature passed Nevada Assembly Bill 533 ("AB 533"), which authorized the formation of the Cannabis Compliance Board (the "CCB") to be vested with the authority to license and regulate persons and establishments engaged in cannabis activities within Nevada.  The CCB consists of an executive director and five board members appointed by the Governor Steve Sisolak. Board members must have expertise in a range of fields, including financial and accounting, law enforcement, medicine, regulatory and legal compliance, and cannabis. AB 533 also established the Cannabis Advisory Commission (the "CAC") which serves to study cannabis-related issues and make recommendations to the CCB. The CAC consists of 12-members appointed by the governor representing relevant state agencies and members of the cannabis industry and the public. Pursuant to AB 533, the CCB is mandated with studying the feasibility and safe implementation of licensing for lounges, in addition to their general authority and oversight of cannabis operations in Nevada. The CCB held its first meeting in July 2021, and regularly meets regarding public health and safety, license suspensions and has recently held public workshops regarding cannabis consumption lounges.

Nevada Regulatory Framework

Nevada Revised Statues 678C and 678D regulate the Medical and Adult Use of cannabis in Nevada.  Nevada Administrative Code 453D provides a regulatory framework that outlines the function of the CCB Marijuana program. Subsections of this chapter outline licensing and enforcement guidelines which guide the CCB.

Nevada Licensing Requirements

Licenses issued by CCB can be renewed annually so long as the licensee continues to demonstrate compliance with local and state law and pays the renewal fee. Dispensary/Retail store licenses have a set statutory "cap" (per NRS 453D.210 & NRS 453A.324), other license types do not. Moreover, statutory license caps can only be changed by the Nevada legislature, which meets bi-annually. Marijuana businesses in Nevada may also be governed by local ordinances, which can include caps on the number of marijuana businesses, zoning limitations, and additional screening of business owners and investors. Applicants must demonstrate (and license holders must maintain) that: (i) they are registered with the Nevada Secretary of State to do business in Nevada, (ii) they have contributed to the advancement of the State of Nevada via regular tax payments, (iii) they do not have interests in the Casino or Alcohol industries, (iv) they have the operational expertise required by the individual license type, demonstrated by submission of an operation plan, (v) they have the ability to secure the premises, resources, and personnel necessary to operate the license, (vi) they have the ability to maintain accountability of all cannabis and cannabinoid products and by-products via the state mandated "seed-to-sale" CTS to prevent diversion or unlawful access to these materials, (vii) they have the financial ability to maintain operations for the duration of the license, (viii) all owners have passed background screening, inclusive of fingerprinting, and (ix) all local land use, zoning, and planning notices have been followed in the development of the licensed site.

Nevada Security Requirements

A licensee must maintain a fully operational alarm and video monitoring system at all times. The alarm system must secure all points of ingress and egress and be equipped with motion detectors. The 24-hour video surveillance system must record at a high-resolution format approved by the CCB and have camera coverage which covers all areas of the facility without any blind spots. Video footage must be backed-up for a minimum of 30 days in hard-form. Cultivation and product manufacturing sites are not open to the public.

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Nevada Transportation and Storage Requirements

Cannabis and cannabis goods must be stored in a lockable safe or vault at any time that employees are not on location. Any storage container that is large enough to allow an employee to walk into it must have cameras placed inside. Goods to be transported to another licensee must be fully manifested via the state mandated "seed-to-sale" CTS prior to being transported.

Nevada Department of Taxation Inspections

The CCB conducts announced and unannounced inspections of all licensed facilities to determine compliance with laws and rules. The CCB will inspect a licensee in the event of a complaint indicating that the licensee has or is actively violating existing statute. The CCB will also inspect at the time of any modification, as well as at the time of annual renewal.

Nevada Product Testing and Packaging Requirements

Both medical and adult-use marijuana and marijuana products are subject to stringent testing and packaging requirements. Before usable marijuana, concentrated marijuana, or marijuana products may be packaged for further processing or for transfer to a dispensary or retail store, an independent testing laboratory licensed by the CCB must collect samples from each homogenized lot or production run for testing. These samples are tested by the independent testing laboratory for compliance with specified limits on contaminants such as yeast and mold, heavy metals and pesticides, and microbes. Testing is also done to determine the potency of the sample. Cultivation and product manufacturing facilities are also subject to random quality assurance compliance testing at the discretion of the CCB. Generally, if a sample fails any of the tests conducted by the testing laboratory, the entire lot or production run must be destroyed.

All marijuana or marijuana products intended to be sold to consumers must be individually packaged, sealed, and labeled. Edible products must be packaged in opaque, child-resistant containers. Depending on the type of marijuana product, the CCB places limit on the amount of THC that a single package of marijuana may contain or the number of ounces of product a package may contain. All packages of marijuana or marijuana product sold to consumers must have detailed labels that include, inter alia, various warnings about the effects and risks of marijuana use; the name, license number, and contact information of the dispensary or retail store conducting the sale; the name and license number of the cultivation or product manufacturing facility that harvested or produced the marijuana or marijuana product; the potency levels of the marijuana or marijuana product; and the date the marijuana or marijuana product was harvested or produced.

PUBLIC OPINION

The increase in state legalization of cannabis use is largely a result of changing public opinion in the United States. According to an October 2017 poll conducted by Gallup, 64% of Americans think that the use of cannabis should be made legal, the highest level in the 48 years that Gallup has conducted the poll. Further, in the 2016 Gallup poll, support among adults aged 18 to 34 increased from 35% to 77% between 2005 and 2016 and support among adults aged 35 to 54 increased from 35% to 61% over the same period. According to an April 2017 Quinnipiac University Poll, 94% of U.S. voters support the medical use of cannabis if recommended by a physician. An April 2021 Pew Research Center poll found that 91% of U.S. voters support legal marijuana for either medical or recreational use; only 8% of U.S. voters say marijuana should not be legal for use by adults.  As of July 21, 2022, by a margin of more than 2 to 1, Americans favor a federal mandate legalizing the adult use of marijuana nationwide, according to polling data compiled by The Economist and YouGov.com.

INDUSTRY OUTLOOK

Due to increases in state legalization and shifting public opinion, state-legal cannabis industry sales have grown substantially in recent years. According to a recent study by MJBiz, a division of Emerald X, LLC, and leading business-to-business industry resource, legal sales of marijuana are expected to reach $33 billion by the end of 2022, a 32% increase over 2021's total of $25 billion.  By 2026, MJBiz estimates annual sales will exceed $52 billion.

RISK FACTORS

The following are certain factors relating to the business and securities of the Company. The Company will face a few challenges and significant risks in the development of its business due to the nature of and present stage of its business. Additional risks and uncertainties not presently known to the Company or currently deemed immaterial by the Company, may also impair the operations of or materially adversely affect the securities of the Company. If any such risks occur, the Company's shareholders could lose all or part of their investment and the business, financial condition, liquidity, results of operations and prospects of the Company could be materially adversely affected. Some of the risk factors described herein are interrelated and, consequently, readers should treat such risk factors. In addition to the risks described in the MD&A, refer to the "Risk Factors" section in the Company's Annual Report on Form 20-F.

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The acquisition of any of the securities of the Company is speculative, involving a high degree of risk and should be undertaken only by persons whose financial resources are enough to enable them to assume such risks and who have no need for immediate liquidity in their investment. An investment in the securities of the Company should not constitute a major portion of a person's investment portfolio and should only be made by persons who can afford a total loss of their investment.

The Company's business, operations  and  financial  condition  could  be  materially  and  adversely  affected  by outbreaks of  epidemics or  pandemics  or  other  health  crises,  including  the  ongoing impacts and implications of  COVID-19.

In March 2020, the WHO declared COVID-19 a global pandemic. COVID-19's effect on the United States and broader global economy, including supply chain disruption, may have a significant continuing negative effect on the Company. While the continuing impact of COVID-19 on the Company remains unknown and not possible to predict, new variants or rapid spread of COVID-19 may have a material adverse effect on United States and global economic activity, and can result in volatility and disruption to global supply chains, operations, mobility of people and the financial markets, which could adversely affect interest rates, credit ratings, credit risk, inflation, business and financial conditions, results of the Company's operations and other material factors, all relevant to the Company.

While certain U.S. states have enacted medical and/or adult-use cannabis legislation, cannabis continues to be illegal under U.S. federal law, which may subject us to regulatory or legal enforcement, litigation, increased costs and reputational harm.

More than half of the U.S. states have enacted legislation to regulate the sale and use of cannabis on either a medical or adult- use level. However, notwithstanding the permissive regulatory environment of cannabis at the state level, cannabis continues to be categorized as a controlled substance under the CSA, and as such, activities within the cannabis industry are illegal under U.S. federal law. It is also illegal to aid or abet such activities or to conspire to attempt to engage in such activities. Financing businesses in the cannabis industry may be deemed aiding and abetting an illegal activity under federal law. If such an action were brought, we may be forced to cease operations and our investors could lose their entire investment. Such an action would have a material negative effect on our business and operations.

Individual U.S. state laws do not always conform to U.S. federal regulatory standards, or to other U.S. state laws. A number of states have decriminalized marijuana to varying degrees, other states have created exemptions specifically for medical cannabis, and several have both decriminalized and/or created medical marijuana exemptions. Several states have also legalized the recreational use of cannabis. Variations exist among states that have legalized, decriminalized or created medical marijuana exemptions. For example, Oregon and Colorado have limits on the number of marijuana plants that can be home grown. In most states, the cultivation of marijuana for personal use continues to be prohibited except for those states that allow small-scale cultivation by the individual in possession of a medical marijuana license or that person's caregiver. Even in those states in which the use and commercialization of marijuana has been legalized, its use remains a violation of U.S. federal law.

The Company is currently aware of 37 states of the United States, the District of Columbia, and four out of five U.S. territories, that have laws and/or regulations that recognize, in one form or another, legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Additionally, the sale and adult-use of recreational cannabis is legal in 17 U.S. states and the District of Columbia, including: Alaska, Arizona, California, Colorado, Illinois, Maine, Massachusetts, Michigan, Montana, Nevada, New Jersey, New Mexico, New York, Oregon, Vermont, Virginia and Washington. At the federal level, however, cannabis currently remains a Schedule I controlled substance under the CSA. Under U.S. federal law, a Schedule I drug or substance has a high potential for abuse, no accepted medical use in the United States, and a lack of accepted safety for the use of the drug under medical supervision. As such, even in those states in which marijuana is legalized under state law, the manufacture, importation, possession, use or distribution of cannabis remains illegal under U.S. federal law.

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Although the Company's activities are in compliance with applicable state and local law, strict compliance with state and local laws with respect to cannabis may neither absolve the Company of liability under U.S. federal law, nor may it provide a defense to any federal proceeding which may be brought against the Company. Any such proceedings brought against the Company may adversely affect the Company's operations and financial performance.

Proceeds from the Company's financings could be considered proceeds of crime which may restrict the Company's ability to pay dividends or effect other distributions to its shareholders.

Currently, the Company engages in the manufacture, distribution, possession and sale of cannabis in the U.S. medical and recreational cannabis markets, and therefore the enforcement of U.S. federal laws is a significant risk to the Company. Unless and until the U.S. Congress amends the CSA (or the Drug Enforcement Agency ("DEA") reschedules or de-schedules cannabis), there is a risk that U.S. federal authorities, including the United States Attorney's Office for the District of Oregon and the District of Nevada, may enforce current federal law, and the Company may be deemed to be possessing, manufacturing, and trafficking marijuana in violation of U.S. federal law. Such activities also may serve as the basis for the prosecution of other crimes, such as those prohibited by the money laundering statutes, the unlicensed money transmitter statute, and the Bank Secrecy Act. Additionally, the Company may be deemed to be facilitating the sale or distribution of drug paraphernalia in violation of U.S. federal law with respect to the Company's current or proposed business operations. As to the timing or scope of any such potential amendments to the CSA, there can be no assurances to when or if any potential amendments will be enacted. Active enforcement of the current federal statutory laws and regulatory rules regarding cannabis may thus directly and/or indirectly and adversely affect the Company's future operations, cash flows, earnings, and financial condition.

The Company could face (i) seizure of its cash and other assets used to support or derived from its cannabis subsidiaries; and (ii) the arrest of its employees, directors, officers, managers and investors, who could face charges of ancillary criminal violations of the CSA for aiding and abetting and conspiring to violate the CSA by virtue of providing financial support to state-licensed or permitted cultivators, processors, distributors, and/or retailers of cannabis. Additionally, as has recently been affirmed by U.S. Customs and Border Protection, employees, directors, officers, managers and investors of the Company who are not U.S. citizens face the risk of being barred from entry into the United States for life.

Management may not be able to predict all new emerging risks or how such risks may impact actual results of the Company in the highly regulated, highly competitive and rapidly evolving U.S. cannabis industry.

As a result of the conflicting views between individual state governments and the U.S. federal government regarding cannabis, investments in U.S. cannabis businesses are subject to inconsistent legislation and regulation. The response to this inconsistency was addressed in August 2013 when then U.S. Deputy Attorney General, James Cole, authorized the Cole Memo addressed to all United States Attorneys acknowledging that, notwithstanding the designation of cannabis as a controlled substance at the federal level in the U.S., several U.S. states have enacted laws relating to cannabis for medical purposes. The Cole Memo outlined certain priorities for the U.S. Department of Justice relating to the prosecution of cannabis offenses. In particular, the Cole Memo noted that in jurisdictions that have enacted laws legalizing cannabis in some form, and that have also implemented strong and effective regulatory and enforcement systems to control the cultivation, distribution, sale and possession of cannabis, that conduct in compliance with those laws and regulations is less likely to be a priority at the federal level.

On January 4, 2018, Jeff Sessions, the U.S. Attorney General at the time, issued the Sessions Memo to all United States Attorneys, which rescinded the Cole Memo in its entirety. The Sessions Memo provided that in deciding which marijuana activities to prosecute under U.S. federal laws, prosecutors should follow the same well-established principles that govern all U.S. federal prosecutions. Following the release of the Sessions Memo, the fate of state-legal cannabis is uncertain, and the risk of prosecution varies from state to state based on the posture, priorities and resources of each United States Attorney's Office for each applicable state.

Although the Cole Memo was rescinded, one legislative safeguard for the medical cannabis industry, appended to federal appropriations legislation, remains in place. Currently referred to as the "Rohrabacher-Blumenauer Amendment", this so-called "rider" provision has been appended to the Consolidated Appropriations Acts every year since fiscal year 2015. Under the terms of the Rohrabacher-Blumenauer rider, the federal government is prohibited from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law. On December 20, 2019, then President Donald Trump signed the Consolidated Appropriations Act, 2020 which included the Rohrabacher-Blumenauer Amendment, which prohibits the funding of federal prosecutions with respect to medical cannabis activities that are legal under state law. On December 27, 2020, the omnibus spending bill passed including the Rohrabacher-Blumenauer Amendment, extending its application until September 30, 2021.  The Amendment was then renewed through a series of stopgap spending bills on September 30, 2021, December 3, 2021, February 18, 2022, and March 11, 2022.  On March 15, 2022, the Amendment was renewed through the signing of the fiscal year 2022 omnibus spending bill, extending previous funding levels and riders, including the Rohrabacher-Blumenauer Amendment. There can be no assurances that the Rohrabacher-Blumenauer Amendment will be included in future appropriations bills to prevent the federal government from using congressionally appropriated funds to enforce federal cannabis laws against regulated medical cannabis actors operating in compliance with state and local law.

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On March 11, 2021, Merrick Garland was sworn in as the U.S. Attorney General. During his campaign, President Biden stated a policy goal to decriminalize possession of cannabis at the federal level, but he has not publicly supported the full legalization of cannabis. In response to questions posed by Senator Cory Booker, Merrick Garland stated during a February 2021 congressional testimony that he would reinstitute a version of the Cole Memo. He reiterated the statement that the Justice Department under his leadership would not pursue cases against Americans "complying with the laws in states that have legalized and are effectively regulating marijuana", in written responses to the Senate Judiciary Committee provided around March 1. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt the Cole Memo or announce a substantive marijuana enforcement policy. Justice Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise.  It is unclear what impact, if any, the current administration will have on U.S. federal government enforcement policy on cannabis.

In October 2021, in a letter from U.S. Senators Corey Booker and Elizabeth Warren to Attorney General Garland, the Senators advocated the federal decriminalization of cannabis by removing cannabis from the CSA's list of controlled substances.  To date, Attorney General Garland and the Department of Justice have not publicly responded to the Senators' letter.  Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. Unless and until the United States Congress amends the CSA with respect to cannabis (and as to the timing or scope of any such potential amendments there can be no assurance), there is a risk that federal authorities may enforce current U.S. federal law.

Given the conflict of laws and regulations, there is no certainty as to how the DOJ, Federal Bureau of Investigation and other government agencies will handle cannabis matters in the future. There can be no assurance that the Biden Administration would not change the current enforcement policies, priorities and resources and choose to enforce the subject federal laws. The Company regularly monitors ongoing developments in this regard.

Violations of any laws and regulations could result in significant fines, penalties, administrative sanctions, forfeiture, convictions or settlements arising from civil proceedings conducted by either the federal government or private citizens, or criminal charges, including, but not limited to, disgorgement of profits, cessation of business activities or divestiture. This could have a material adverse effect on the Company, including its reputation and ability to conduct business, its title (directly or indirectly) to cannabis licenses in the United States, the listing of its securities on various stock exchanges, its financial position, its operating results, and profitability or liquidity or the market price of its publicly traded shares. In addition, it is difficult for the Company to estimate the time or resources that would be needed for the investigation of any such matters or the final resolution of such matters because, in part, the time and resources that may be needed are dependent on the nature and extent of any information requested and degree of enforcement by the applicable authorities involved, and such time or resources could be substantial.

As a company listed on the CSE, the Company accesses the Canadian capital markets on a public and private basis, and any capital raised may be utilized for the ongoing operations of its U.S. holdings that operate in the U.S. cannabis industry. There is no assurance that the Company will be successful, in whole or in part, in raising funds, particularly if the U.S. federal authorities change their position toward enforcing the CSA. Further, access to funding from residents, citizens, venture capital, private equity and banks in the United States may be limited due to their unwillingness to be associated with activities that violate U.S. federal laws. Notwithstanding the above, the SAFE Banking Act would be a positive development for the industry and access to move affordable banking and lending.

Changes to current laws and regulation may impose substantial costs on the Company.

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Local, state and federal cannabis laws and regulations in the United States are broad in scope and subject to evolving interpretations, which could require the Company to incur substantial costs associated with compliance or alter certain aspects of its business plan. In addition, violations of these laws, or allegations of such violations, could disrupt certain aspects of the Company's business plan and result in a material adverse effect on certain aspects of the Company's planned operations. Furthermore, it is possible that regulations may be enacted in the future that will be directly applicable to certain aspects of the Company's cannabis business. The Company cannot predict the nature of any future laws, rules, regulations, resolutions, declarations, policy positions, interpretations or applications, nor can it determine what affect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on the Company's business.

Further, there is no guarantee that state laws legalizing and regulating the sale and use of cannabis will not be repealed or overturned, or that local governmental authorities will not limit the applicability of state laws within their respective jurisdictions. If the federal government begins to enforce federal laws relating to cannabis in states where the sale and use of cannabis is currently legal, or if existing applicable state laws are repealed or curtailed, the Company's business, results of operations, financial condition and prospects would be materially adversely affected.

The Company is aware that multiple states are considering special taxes or fees on businesses in the marijuana industry. It is a potential yet unknown risk at this time that other states are in the process of reviewing such additional fees and taxation. This could have a material adverse effect on the Company's business, results of operations, financial condition and prospects.

Beginning in September 2019, the United States media began reporting on potential vape related illnesses and death based on conditions resembling pneumonia, that consumers of flavored nicotine and flavored THC vaping products were experiencing. Vaping product sales are a material source of revenue for the Company. Although there has been no conclusive medical or scientific determination as to the cause of the subject conditions, management believes that the Company's products do not contain any of the components or chemicals, including but not limited to vitamin E acetate, which were implicated as possible sources of the condition, and which were identified by the CDC based on laboratory findings released on November 8, 2019. Out of an abundance of caution, governors of certain US states took precautionary, short-term actions until a more conclusive link between vaping products and the condition is determined; as mentioned herein, Oregon was one of those states until the State was forced to lift its ban by court order on January 16, 2020.

The cannabis industry is subject to extensive controls and regulations, which may significantly affect the financial condition of market participants, including the Company.

The Company operates in a new industry which is highly regulated, highly competitive and evolving rapidly. As such, new risks may emerge, and management may not be able to predict all such risks. The Company incurs ongoing costs and obligations related to regulatory compliance. Failure to comply with regulations may result in additional costs for corrective measures, penalties or in restrictions of operations. In addition, changes in regulations, more vigorous enforcement thereof or other unanticipated events could require extensive changes to operations, increased compliance costs or give rise to material liabilities, which could have a material adverse effect on the business, results of operations and financial condition of the Company.

Further, the Company may be subject to a variety of claims and lawsuits. Adverse outcomes in some or all of these claims may result in significant monetary damages or injunctive relief that could adversely affect its ability to conduct its business.

Litigation and other claims are subject to inherent uncertainties and management's view of these matters may change in the future. A material adverse impact on the Company's financial statements could also occur for the period in which the effect of an unfavorable outcome becomes probable and reasonably estimable.

The cannabis industry is subject to extensive controls and regulations, which may significantly affect the financial condition of market participants. The marketability of any product may be affected by numerous factors that are beyond the control of the Company and which cannot be predicted, such as changes to government regulations, including those relating to taxes and other government levies which may be imposed. Changes in government levies, including taxes, could reduce the Company's earnings on investments and could make future capital investments or the Company's operations uneconomic.

The cannabis industry is also subject to numerous legal challenges, which may significantly affect the financial condition of market participants in the industry, such as the Company, which cannot be readily predicted.

Regulatory scrutiny of the Company's industry may negatively impact its ability to raise additional capital.

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The Company's business activities rely on newly established and/or developing laws and regulations. These laws and regulations are rapidly evolving and subject to change with minimal notice. Regulatory changes may adversely affect the Company's profitability or cause it to cease operations entirely. The cannabis industry may come under the scrutiny or further scrutiny by the U.S. Food and Drug Administration, Securities and Exchange Commission, the DOJ, the Financial Industry Regulatory Authority or other federal, applicable state or nongovernmental regulatory authorities or self-regulatory organizations that supervise or regulate the production, distribution, sale or use of cannabis for medical or nonmedical purposes in the United States.

It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any proposals will become law. The regulatory uncertainty surrounding the Company's industry may adversely affect the business and operations of the Company, including without limitation, the costs to remain compliant with applicable laws and the impairment of its ability to raise additional capital, which could reduce, delay or eliminate any return on investment in the Company.

The Company's operations in the U.S. are subject to applicable anti-money laundering laws and regulations.

The Company is subject to a variety of laws and regulations domestically and in the United States that involve money laundering, financial record keeping and proceeds of crime, including the U.S. Currency and Foreign Transactions Reporting Act of 1970 ("Bank Secrecy Act"), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder, and any related or similar rules, regulations or guidelines, issued, administered or enforced by governmental authorities in the United States and Canada.

In the event that any of the Company's operations, or any proceeds thereof, any dividends or distributions therefrom, or any profits or revenues accruing from such operations in the United States were found to be in violation of money laundering legislation or otherwise, such transactions may be viewed as proceeds of crime under one or more of the statutes noted above or any other applicable legislation. This could restrict or otherwise jeopardize the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while there are no current intentions to declare or pay dividends on C21's Common Shares in the foreseeable future, in the event that a determination was made that the Company's proceeds from operations (or any future operations or investments in the United States) could reasonably be shown to constitute proceeds of crime, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time.

The Company's operations and any proceeds thereof may be considered proceeds of crime since cannabis remains illegal federally in the United States. This restricts the ability of the Company to declare or pay dividends, effect other distributions or subsequently repatriate such funds back to Canada. Furthermore, while the Company has no current intention to declare or pay dividends on its shares in the foreseeable future, the Company may decide or be required to suspend declaring or paying dividends without advance notice and for an indefinite period of time in response to factors outside of the Company's control.

The Company may have difficulty accessing the services of banks and processing credit card payments in the future, which may make it difficult to operate. To mitigate this risk, the Company has maintained banking relations with three private credit unions in states where cannabis has been legalized at the state level, including Partners Colorado Credit Union (Colorado), Salal (Washington State) and Greater Nevada Credit Union (Nevada). Through these private credit unions, the Company is able to access bank services to support its Oregon and Nevada cannabis operations.

Losing access to traditional banking could have a significant effect on our ability to conclude financings and achieve returns.

Since the use of cannabis is illegal under U.S. federal law, there is a strong argument that banks cannot accept for deposit funds from businesses involved with the cannabis industry. Consequently, businesses involved in the cannabis industry often have difficulty finding a bank willing to accept their business. The inability to open or maintain traditional bank accounts may make it difficult to operate the Company's cannabis business. To mitigate this risk, the Company has maintained banking relations with three private credit unions in states where cannabis has been legalized at the state level, including Partners Colorado Credit Union (Colorado), Salal (Washington State) and Greater Nevada Credit Union (Nevada). Through these private credit union banks, the Company can access comprehensive banking services including cash management checking accounts, ACH transfer processing, cash pick-up and delivery services, debit card and credit card processing, online banking, and processing of bank wires and transfers.

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The FinCEN Guidance sets forth certain circumstances whereby it is permissible for banks to provide services to cannabis-related businesses without risking prosecution for violation of federal money laundering laws. However, as discussed above, most banks and other financial institutions do not feel comfortable providing banking services to cannabis-related businesses, or relying on the FinCEN Guidance which could be revoked at any time by the Biden Administration. In addition to the foregoing, banks may refuse to process debit card payments and credit card companies generally refuse to process credit card payments for cannabis-related businesses.

Accordingly, the Company may have limited or no access to banking or other financial services in the U.S. in the future and may have to operate the Company's U.S. business on a cash-only basis. In addition, federal money laundering statutes and Bank Secrecy Act regulations discourage financial institutions from working with any organization that sells a controlled substance, regardless of whether the state it resides in permits cannabis sales. While the United States House of Representatives has passed the SAFE Banking Act, which would permit commercial banks to offer services to cannabis companies that are in compliance with state law, it remains under consideration by the Senate, and if Congress fails to pass the SAFE Banking Act, the Company's inability, or limitations on the Company's ability, to open or maintain bank accounts, obtain other banking services and/or accept credit card and debit card payments, may make it difficult for the Company to operate and conduct its business as planned or to operate efficiently.  The prospects of the SAFE Banking Act, or some permutation thereof, becoming law is uncertain as of the date of this MD&A.

The Company's operations in the United States may be subject to heightened scrutiny.

The Company's existing operations in the United States cannabis market, and any future interests, may become the subject of heightened scrutiny by regulators, stock exchanges, clearing agencies or other authorities in Canada. As a result, the Company may be subject to significant direct and indirect interaction with public officials. There can be no assurance that this heightened scrutiny will not in turn lead to the imposition of certain restrictions on the Company's ability to invest in the United States or any other jurisdiction.

Given the heightened risk profile associated with cannabis in the United States, it was previously reported by certain publications in Canada that the Canadian Depository for Securities Limited may implement policies that would see its subsidiary, CDS Clearing and Depository Services Inc. ("CDS"), refuse to settle trades for cannabis issuers that have investments in the United States. The TMX Group, the owner and operator of CDS, subsequently issued a statement on August 17, 2017, reaffirming that there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States, despite media reports to the contrary, and that the TMX Group was working with regulators to arrive at a solution that will clarify this matter, which would be communicated at a later time.

On February 8, 2018, following discussions with the Canadian Securities Administrators and recognized Canadian securities exchanges, the TMX Group announced the signing of a Memorandum of Understanding (the "TMX MOU") with Aequitas NEO Exchange Inc., the CSE, the Toronto Stock Exchange and the TSX Venture Exchange (the "TSXV"). The TMX MOU outlines the parties' understanding of Canada's regulatory framework applicable to the rules, procedures and regulatory oversight of the exchanges and CDS as it relates to issuers with cannabis-related activities in the United States.

The TMX MOU confirms, with respect to the clearing of listed securities, that CDS relies on the exchanges to review the conduct of listed issuers. As a result, there is no CDS ban on the clearing of securities of issuers with cannabis-related activities in the United States. However, there can be no guarantee that this approach to regulation will continue in the future. If such a ban were to be implemented, it would have a material adverse effect on the ability of holders of Common Shares to make and settle trades. In particular, the Common Shares would become highly illiquid and until an alternative was implemented investors would have no ability to affect a trade of Common Shares through the facilities of a stock exchange.

Through its subsidiaries, C21 is licensed by the OLCC to cultivate and distribute wholesale and retail recreational and medicinal cannabis products in Oregon.

Through its subsidiaries, the Company is also licensed by the State of Nevada Department of Taxation to cultivate and distribute wholesale and retail recreational and medicinal cannabis products in Nevada.

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The following table is a summary of C21's balance sheet exposure to U.S. cannabis-related activities as of January 31, 2022:

2022
	Operating Subsidiaries	Non-Controlling Investments	Total
Current Assets	$9,301,856	$-	$9,301,856
Non-current Assets	51,516,301	-	51,516,301
Total Assets	$60,818,157	$-	$60,818,157
Current Liabilit ies	$14,514,776	$-	$14,514,776
Non-Current liabilit ies	12,086,460	-	12,086,460
Total Liabilities	$26,601,236	$-	$26,601,236

Goodwill and intangibles related to the acquisition of U.S. based subsidiaries are included within the noncurrent asset totals above.

The following represents the portion of certain assets on C21's consolidated balance sheet that pertain to U.S. Cannabis activity as of January 31, 2022:

  Inventory: 100%
  Property plant & equipment: 100%
  Intangible assets and goodwill: 100%
  Notes receivable and deposits: 99%

Unfavorable publicity or consumer perception of cannabis may have an adverse effect on the demand for our products.

The Company believes the adult-use and medical cannabis industries are highly dependent upon consumer perception regarding the safety, efficacy and quality of the cannabis produced. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research or findings, regulatory investigations, litigation, media attention or other publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory investigations, litigation, media attention or other publicity that are perceived as less favorable than, or that question, earlier research reports, findings or other publicity could have a material adverse effect on the demand for adult-use or medical cannabis and on the business, results of operations, financial condition, cash flows or prospects of the Company. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis in general, or associating the consumption of adult-use and medical cannabis with illness or other negative effects or events, could have such a material adverse effect. There is no assurance that such adverse publicity reports, findings or other media attention will not arise.

Public opinion may result in a significant influence over the regulation of the cannabis industry in Canada, the United States or elsewhere. A negative shift in the public's perception of cannabis in the United States, or any other applicable jurisdiction could affect future legislation or regulation. Among other things, such a shift could cause state jurisdictions to abandon initiatives or proposals to legalize medical cannabis, thereby limiting the number of new state jurisdictions into which the Company could expand. Any limits on future expansion may have a material adverse effect on the Company's business, financial condition, and results of operations.

State and local laws and regulations may heavily regulate brands and forms of cannabis products and there is no guarantee that the Company's current and proposed brands and products will remain or be approved for sale and distribution in any state.

States generally only allow the manufacture, sale and distribution of cannabis products that are grown in that state and may require advance notice of such products. Certain states and local jurisdictions have promulgated certain requirements for approved cannabis products based on the form of the product and the concentration of the various cannabinoids in the product. While the Company will continue to follow the guidelines and regulations of each applicable state and local jurisdiction in preparing products for sale and distribution, there is no guarantee that such future products will be approved to the extent necessary. For the products that are approved, there is a risk that any state or local jurisdiction may revoke its approval for such products based on changes in laws or regulations or based on its discretion or otherwise.

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The business premises of the Company are a target for theft, which may have an adverse impact on its financial condition and results of operations.

The business premises of the Company are a target for theft. While the Company has implemented security measures and continues to monitor and improve its security measures, its cultivation, processing, distribution and dispensary facilities could be subject to break-ins, robberies and other breaches in security. If there was a breach in security and the Company fell victim to a robbery or theft, the loss of cannabis plants, cannabis oils, cannabis flowers, cannabis products, cultivation and processing equipment, and cash could have a material adverse impact on the business, financials condition, results of operation and property of the Company.

As the Company's business involves the movement and transfer of cash which is collected from third parties or deposited into its bank, there is a risk of theft or robbery during the transport of cash. The Company engages security firms to provide armed guards and security in the transport and movement of large amounts of cash. While the Company has taken robust steps to prevent theft or robbery of cash during transport, there can be no assurance that there will not be a security breach during the transport and the movement of cash involving the theft of product or cash.

The Company has historically relied on access to both public and private capital in order to support its continuing operations, and the Company expects to continue to rely on the capital markets to finance its business.

Although such business carries a higher degree of risk, and despite the legal standing of cannabis businesses pursuant to U.S. federal laws, Canadian based issuers involved in the U.S. state-legal cannabis industry have been successful in raising substantial amounts of private and public financing. However, there is no assurance the Company will be successful, in whole or in part, in raising funds in the future, particularly if the U.S. federal authorities change their position toward enforcing the CSA. Further, access to funding from U.S. residents may be limited due to their unwillingness to be associated with activities which violate U.S. federal laws.

As consumer perceptions of cannabis evolve, the Company may face unfavorable publicity or consumer perception.

The state-legal cannabis industry in the U.S. is at an early stage of its development. Cannabis has been, and will continue to be, a controlled substance for the foreseeable future. Consumer perceptions regarding legality, morality, consumption, safety, efficacy and quality of cannabis are mixed and evolving. Consumer perception can be significantly influenced by scientific research or findings, regulatory investigations, litigation, media attention and other publicity regarding the consumption of cannabis products. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis market or any particular product, or consistent with earlier publicity. Future research reports, findings, regulatory proceedings, litigation, media attention or other publicity that are perceived as less favourable than, or that question, earlier research reports, findings or publicity could have a material adverse effect on the demand for cannabis and on the business, results of operations, financial condition and cash flows of the Company. Further, adverse publicity reports or other media attention regarding cannabis in general or associating the consumption of cannabis with illness or other negative effects or events, could have such a material adverse effect. Public opinion and support for medical and adult-use cannabis use has traditionally been inconsistent and varies from jurisdiction to jurisdiction. While public opinion and support appears to be rising for legalizing medical and adult-use cannabis, it remains a controversial issue subject to differing opinions surrounding the nature of legalization (for example, support for legalization of medical versus recreational cannabis). The Company's ability to maintain and increase market acceptance of its company and products may require substantial expenditures on investor relations, strategic relationships and marketing initiatives. There can be no assurance that such initiatives will be successful, and their failure may have an adverse effect on the Company.

Product liability claims or regulatory actions against the Company could result in increased costs, could adversely affect the Company's reputation with its clients and consumers generally, and could have a material adverse effect on the business.

As a manufacturer and distributor of products designed to be ingested by humans, the Company faces an inherent risk of exposure to product liability claims, regulatory action and litigation if its products are alleged to have caused significant loss or injury. This is particularly true in light of the United States media news, beginning in September 2019, regarding potential vaporizer (vape) related illnesses and deaths. The Company closely monitors the news reports on this topic, including results from the investigations being conducted by the CDC, and put out a statement over its social media feed on September 11, 2019 confirming its commitment to consumer safety, discussing the rigorous quality control and testing of its products, and explaining that none of its vape products are manufactured with vitamin E acetate, or any other additives, thickeners or agents. The Company further disclosed its complete ingredient list for all of its vape products. In addition, the manufacture and sale of marijuana involve the risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Previously unknown adverse reactions resulting from human consumption of marijuana alone or in combination with other medications or substances could occur. As a manufacturer, distributor and retailer of adult-use and medical marijuana, or in its role as an investor in or service provider to an entity that is a manufacturer, distributor and/or retailer of adult-use or medical marijuana, the Company may be subject to various product liability claims, including, among others, that the marijuana product caused injury or illness, include inadequate instructions for use or include inadequate warnings concerning possible side effects or interactions with other substances. A product liability claim or regulatory action against the Company could result in increased costs, could adversely affect the Company's reputation with its clients and consumers generally, and could have a material adverse effect on the business, results of operations, financial condition or prospects of the Company. There can be no assurances that the Company will be able to maintain product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to maintain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company's potential products or otherwise have a material adverse effect on the business, results of operations, financial condition or prospects of the Company.

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As the cannabis industry is nascent, expectations regarding the development of the market may not be accurate and may change.

Due to the early stage of the state-legal cannabis industry, forecasts regarding the size of the industry and the sales of products are inherently subject to significant unreliability. A failure in the demand for products to materialize as a result of competition, technological change or other factors could have a material adverse effect on the business, results of operations and financial condition of the Company.

The cultivation, extraction and processing of cannabis and derivative products is dependent on a number of key inputs and their related costs which relies on a health supply chain.

Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and operating results of an operator. Some of these inputs may only be available from a single supplier or a limited group of suppliers.  If a single source supplier were to go out of business, an operator might be unable to find a replacement for such source in a timely manner or at all. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of an operator, and consequently, the Company.  Given the recent, systemic issues with the global supply chain, there is an increased risk of interruption or negative change in the availability of key inputs the Company relies upon which could materially adversely impact the Company in the current supply chain environment and into the foreseeable future.

The Company's limited operating history makes evaluating its business and prospects difficult.

The Company has a limited operating history on which to base an evaluation of its business, financial performance and prospects. As such, the Company's business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development. As the Company is in an early stage and is introducing new products, the Company's revenues may be materially affected by the decisions, including timing decisions, of a relatively consolidated customer base. The Company has had limited experience in addressing the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving industries such as the cannabis industry. There can be no assurance that the Company will be successful in addressing these risks, and the failure to do so in any one area could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

There is no assurance of the Company's profitability.

The Company cannot give assurances that it will not incur losses in the future. The limited operating history makes it difficult to predict future operating results. The Company is subject to the risks inherent in the operation of a new business enterprise in an emerging and uncertain business sector, and there can be no assurance that the Company will be able to successfully address these risks.

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The Company Company's operations are impacted by general economic trends.

Any worldwide economic slowdown and tightening of credit in the financial markets may impact the business of the Company's customers, which could have an adverse effect on the Company's business, financial condition, or results of operations. Adverse changes in general economic or political conditions in the United States and elsewhere could adversely affect the Company's business, financial condition, results of operations and property.

The Company faces risks related to tax credits and deductions.

The provisions of the Section 280E of the U.S. Internal Revenue Code of 1986, as amended (the "Code") are being applied by the IRS to businesses operating in the U.S. medical and adult-use marijuana industry. Section 280E of the Code provides that no deduction or credit shall be allowed for any amount paid or incurred during the taxable year in carrying on any trade or business if such trade or business (or the activities which comprise such trade or business) consists of trafficking in controlled substances (within the meaning of schedule I and II of the CSA) which is prohibited by Federal law or the law of any State in which such trade or business is conducted.

Even though several states have medical and adult-use marijuana laws, the IRS is applying Section 280E of the Code to deny business deductions. Businesses operating legally under state law argue that Section 280E of the Code should not be applied because Congress did not intend the law to apply to businesses that are legal under state law. The IRS asserts that it was the intent of Congress to apply the provision to anyone "trafficking" in a controlled substance, as defined under Federal law (as stated in the text of the statute). Section 280E of the Code is at the center of the conflict between Federal and state laws with respect to medical and retail marijuana which applies to the business conducted by the Company. Section 280E of the Code may adversely impact the Company and cause it to be subject to higher effective U.S. federal income tax rates than similar companies in other industries.

Currency fluctuations may have a material adverse effect on the Company's business, financial condition and operating results.

Due to the Company's present operations in the United States, and its intention to continue future operations outside Canada, the Company is expected to be exposed to significant currency fluctuations. All or substantially all of the Company's revenue will be earned in U.S. dollars, but operating expenses are incurred in both U.S. and Canadian dollars. The Company does not have currency hedging arrangements in place, and there is no expectation that the Company will put any currency hedging arrangements in place in the future. Fluctuations in the exchange rate between the U.S. dollar and Canadian dollar may have a material adverse effect on the Company's business, financial condition and operating results. The Company may, in the future, establish a program to hedge a portion of its foreign currency exposure with the objective of minimizing the impact of adverse foreign currency exchange movements. However, even if the Company develops a hedging program, there can be no assurance that it will effectively mitigate currency risks.

Rising energy costs may have a material adverse effect on the Company's business, financial condition and operating results.

Adult-use and medical marijuana growing operations consume considerable energy, making the Company potentially vulnerable to rising energy costs. Rising or volatile energy costs may adversely impact the business, results of operations, financial condition or prospects of the Company.

The Company faces risks related to supply chain issues and interruptions.

Any significant interruption or negative change in the availability or economics of the supply chain for key inputs could materially impact the business, financial condition and operating results of an operator. Some of these inputs may only be available from a single supplier or a limited group of suppliers.  If a single source supplier were to go out of business, an operator might be unable to find a replacement for such source in a timely manner or at all. Any inability to secure required supplies and services or to do so on appropriate terms could have a materially adverse impact on the business, financial condition and operating results of an operator, and consequently, the Company.  Given the recent, systemic issues with the global supply chain, there is an increased risk of interruption or negative change in the availability of key inputs the Company relies upon which could materially adversely impact the Company in the current supply chain environment and into the foreseeable future.

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The Company may not be able to meet its obligations as they become due, and the Company will require additional funding to continue as a going concern.

Liquidity risk is the risk that the Company will not be able to meet its obligations as they become due. The Company's ability to continue as a going concern is dependent on management's ability to raise required funding through future equity or debt issuances. The Company manages its liquidity risk by forecasting cash flows from operations and anticipating any investing and financing activities. While the Company experiences positive cash flow from operations, such cash flow will not be sufficient on its own to fund payments on the short-term debt obligations owing to the Company's President and CEO, and other unsecured creditors. These material uncertainties cast significant doubt upon the Company's ability to continue as a going concern.

The Company will require additional financing, which may not be available.

The continued development of the Company will require additional financing. There is no guarantee that the Company will be able to achieve its business objectives. The Company intends to fund its business objectives by way of additional offerings of equity and/or debt financing. The failure to raise or procure such additional funds could result in the delay or indefinite postponement of current business objectives. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, will be on terms acceptable to the Company. If additional funds are raised by offering equity securities or convertible debt, existing shareholders could suffer significant dilution. Any debt financing secured in the future could involve the granting of security against assets of the Company and also contain restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital and to pursue business opportunities, including potential acquisitions. The Company will require additional financing to fund its operations until positive cash flow is achieved.

Company indebtedness could have a number of adverse impacts on the Company, including reducing the availability of cash flows to fund working capital and capital expenses.

Any indebtedness of the Company could have significant consequences on the Company, including: increase the Company's vulnerability to general adverse economic and industry conditions; require the Company to dedicate a substantial portion of its cash flow from operations to making interest and principal payments on its indebtedness, reducing the availability of the Company's cash flow to fund capital expenditures, working capital and other general corporate purposes; limit the Company's flexibility in planning for, or reacting to, changes in the business and the industry in which it operates; place the Company at a competitive disadvantage compared to its competitors that have greater financial resources; and limit the Company's ability to complete fundamental corporate changes or transactions or to declare or pay dividends.

FORWARD LOOKING STATEMENTS

This MD&A includes "forward-looking information" and "forward-looking statements" within the meaning of Canadian securities laws and United States securities laws. All information, other than statements of historical facts, included in this MD&A that addresses activities, events or developments that the Company expects or anticipates will or may occur in the future is forward-looking information. Forward-looking information includes, among other things, information regarding: statements relating to the business and future activities of, and developments related to, the Company, including such things as the impact of the ongoing COVID-19 pandemic with reductions of operating (including marketing) and capital expenses and revenues, future business strategy, competitive strengths, goals, expansion and growth of the Company's business, operations and plans, including information concerning the completion and timing of the completion of contemplated acquisitions or dispositions, expectations whether such proposed transactions will be consummated on the current terms or otherwise and contemplated timing, expectations and effects of such proposed transactions, including the potential number and location of cultivation and production facilities and dispensaries or licenses therefor to be acquired or sold and markets to be entered into or exited by the Company as a result of completing such proposed transactions, the ability of the Company to successfully achieve its business objectives as a result of completing such proposed acquisitions or dispositions, estimates of future cultivation, manufacturing and extraction capacity, expectations as to the development and distribution of the Company's brands and products, the expansion into additional U.S. and international markets, any potential future legalization of adult-use and/or medical cannabis under U.S. federal law, expectations of market size and growth in the United States and the states in which the Company operates or contemplates future operations and the effect such growth will have on the Company's financial performance, expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally, and other events or conditions that may occur in the future.

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Readers are cautioned that forward-looking information and statements are based on reasonable assumptions, estimates, analysis and opinions of management of the Company at the time they were provided or made in light of their experience and their perception of trends, current conditions and expected developments, as well as other factors that management believes to be relevant and reasonable in the circumstances, and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements.

Forward-looking information and statements are not a guarantee of future performance and are based upon a number of estimates and assumptions of management at the date the statements are made including among other things assumptions about: the contemplated acquisitions and dispositions being completed on the current terms and current contemplated timeline; development costs remaining consistent with budgets; ability to manage anticipated and unanticipated costs; favorable equity and debt capital markets; the ability to raise sufficient capital to advance the business of the Company; favorable operating and economic conditions; political and regulatory stability; obtaining and maintaining all required licenses and permits; receipt of governmental approvals and permits; sustained labor stability; favorable production levels and costs related to the Company's operations; the pricing of various cannabis products; the level of demand for cannabis products; the availability of third party service providers and other inputs for the Company's operations; the Company's ability to conduct operations in a safe, efficient and effective manner; the ability of the Company to restructure and service its secured debt; the availability of securitized debt financing on terms acceptable to the Company, or at all;  and the ability of the Company's operations to perform and continue in the ordinary course in light of the ongoing COVID-19 pandemic. While the Company considers these assumptions to be reasonable, the assumptions are inherently subject to significant business, social, economic, political, regulatory, competitive and other risks, uncertainties, contingencies and other factors that could cause actual performance, achievements, actions, events, results or conditions to be materially different from those projected in the forward-looking information and statements. Many assumptions are based on factors and events that are not within the control of the Company and there is no assurance they will prove to be correct.

Risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information and statements include, among others, risks relating to U.S. regulatory landscape and enforcement related to cannabis, including governmental and environmental regulation, public opinion and perception of the cannabis industry, risks related to the ability to consummate any proposed acquisitions or dispositions on the proposed terms and the ability to obtain requisite regulatory approvals and third party consents and the satisfaction of other conditions, risks related to reliance on third party service providers, the limited operating history of the Company, risks inherent in an agricultural business, risks related to proprietary intellectual property, risks relating to financing activities, risks relating to the management of growth, increasing competition in the cannabis industry, risks associated to cannabis products manufactured for human consumption including health risks, potential product recalls, reliance on key inputs, reliance on a healthy global supply chain, suppliers and skilled labor (the availability and retention of which is subject to uncertainty), cyber-security risks, ability and constraints on marketing products, fraudulent activity by employees, contractors and consultants, risk of litigation and conflicts of interest, and the difficulty of enforcement of judgments and effecting service outside of Canada, risks related to future acquisitions or dispositions, limited research and data relating to cannabis, risks and uncertainties related to the ongoing impact of the COVID-19 pandemic and the continued impact it may have on the global economy and the retail sector, particularly the cannabis retail sector in the states in which the Company operates, risks and uncertainties relating to the Company's President and Chief Executive Officer, Sonny Newman, being the Company's major lender holding security over the Company's principal operating assets in Nevada, as well as those risk factors discussed elsewhere herein, including under "Risk Factors".

Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information and statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such information and statements. Accordingly, readers should not place undue reliance on forward-looking information and statements.  The Company may elect to update such forward-looking information and statements at a future time, it assumes no obligation for doing so except to the extent required by applicable law.

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